Exhibit 4.4

STRONGER TOGETHER ATS Automation Management Information Circular Notice of Annual Meeting of Shareholders to be held August 11, 2022

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

To Our Shareholders,

On behalf of the Board and management team of ATS, we are pleased to invite you to attend the ATS annual meeting of shareholders, to be held on August 11, 2022 at 10:00 a.m. Toronto time. As we continue to manage the risks and uncertainties associated with the COVID-19 pandemic, we will again be hosting this meeting in a virtual environment, one that allows for robust engagement. There will be no in-person attendance.

The Notice of Annual Meeting of Shareholders and related materials are enclosed. The Management Information Circular describes the business to be conducted at the meeting and information about the items to be voted on. Shareholder engagement and feedback is critical to our business, and we encourage all shareholders to exercise their right to vote.

During the meeting, management will report on the fiscal year ended March 31, 2022. Despite the many challenges facing the global business environment, the year as a whole saw ATS produce double-digit organic revenue growth while achieving on-target contributions from newly acquired businesses. All of this reflected good execution of the ABM playbook by dedicated and resilient ATS teams worldwide. Our revenues of

$2.2 billion were 53% above the previous year’s driven by acquired businesses, and our strong Order Bookings[1] of $2.5 billion were up $830 million, or 51% versus fiscal 2021, benefiting from growth in our Life Sciences and Food & Beverage divisions. Our book to bill ratio[1] for fiscal 2022 was 1.13 to 1, positioning us well for continued organic revenue[1] growth. Adjusted earnings from operations[1] increased to $292.4 million in fiscal 2022 from $163.2 million in the prior year, and our adjusted EBITDA[1] likewise grew to $343.9 million, expanding our adjusted EBITDA margin[1] to 15.8% compared to 14.0% in fiscal 2021. We also completed seven acquisitions during fiscal 2022 including BioDot, Inc., a leading manufacturer of automated fluid dispensing systems for point of care and clinical diagnostic labs, NCC Automated Systems, Inc., a provider of engineered to order sanitary automation solutions and stand-alone precision conveyance systems, and SP Industries, Inc., a designer and manufacturer of high-grade biopharma processing equipment, life sciences equipment and lab apparatus products. These acquisitions expand our life sciences capabilities, enhance our position in food & beverage end market and further enhance our Process Automation Solutions’ business capabilities.

Going forward, our teams remain focused on problem solving to identify effective countermeasures to mitigate the many challenges facing our businesses, with special ongoing attention to supply chain, assisted, as always, by our continuous improvement playbook, our ABM. Our strong Order Bookings, backlog and solid opportunity funnel provides good near-term revenue visibility, while our healthy balance sheet enables us to pursue our strategies, including when strategic acquisition prospects arise. We remain encouraged by recent activity levels while at the same time recognizing that this is a complex and volatile business environment.

In the coming months we will also provide a comprehensive update on our environmental, social and governance (ESG) efforts, and share the progress we are making towards our 2030 sustainability targets. We recognize the importance of ESG to our shareholders, and we welcome the opportunity to hear from you on these matters once the information is released.

Thank you for your continued support of ATS. We look forward to connecting with you at the meeting.

Sincerely,

David McAusland	Andrew Hider
Chairman	Chief Executive Officer

1

Non-IFRS measure: see “Non-IFRS and Other Financial Measures” in the Company’s fiscal 2022 Management’s Discussion and Analysis, which is incorporated by reference herein and is available on the Company’s profile on SEDAR at www.sedar.com.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

ATS AUTOMATION TOOLING SYSTEMS INC.

Notice of Annual Meeting of Shareholders August 11, 2022

Notice is hereby given that the annual meeting of the holders of common shares of ATS Automation Tooling Systems Inc. (the “Corporation” or “ATS”) will be held on August 11, 2022 at 10:00 a.m. (Toronto time). In light of the ongoing COVID-19 pandemic and to mitigate against the ongoing risks and uncertainties, the meeting will be held in a virtual-only format at https://web.lumiagm.com/416902361. You will not be able to attend the meeting physically.

The meeting will be held for the following purposes:

1.	to receive the Corporation’s audited consolidated financial statements as at and for the financial year ended March 31, 2022 and the auditor’s report thereon (the “Financial Statements”);

2.	to elect directors;

3.	to reappoint the auditor and to authorize the Board of Directors of the Corporation to fix the auditor’s remuneration; and

4.	to transact such other business as may properly come before the meeting or any adjournment thereof.

The specific details of the foregoing matters to be put before the meeting are set forth in the Management Information Circular accompanying this Notice of Meeting.

Virtual Meeting

Our Board of Directors considers the appropriate format for our annual meeting of shareholders on an annual basis. Similar to last year, we have again taken into account the ongoing impact of COVID-19, which has heightened public health and travel concerns for in-person annual meetings. Accordingly, we are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and ATS. Our virtual format allows registered shareholders and duly appointed proxyholders to submit questions and comments and to vote during the meeting. We believe the virtual meeting format provides our shareholders with an equal opportunity to engage with us no matter where they live in the world, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe the benefits of a virtual meeting allow our shareholders to have robust engagement with ATS, and is in the best interests of our shareholders.

Notice-and-Access

This year, the Corporation will continue its use of the “notice-and-access” mechanism of delivering materials to both registered and non-registered shareholders in connection with the meeting. As such, the Corporation has posted electronic copies of the Management Information Circular and the Financial Statements along with the related management discussion and analysis – collectively, the “Meeting Materials,” on the Corporation’s website at www.atsautomation.com and on the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.SEDAR.com, instead of printing and mailing out paper copies, as permitted by Canadian securities regulators. Notice-and-access allows issuers to post electronic versions of proxy-related materials online via SEDAR and one other website, rather than mailing paper copies of such materials to shareholders.

Shareholders with questions about notice-and-access can call the Corporation’s transfer agent, Computershare Trust Company of Canada (“Computershare”), toll-free at 1-866-964-0492.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

How to Obtain Paper Copies of the Meeting Materials

All shareholders may request that a paper copy of the Meeting Materials be sent to them at no cost. Prior to the meeting, requests may be made by contacting Computershare at 1-866-962-0498 (toll-free in North America) or 514-982-8716 (from outside North America). Requests may be made up to one year from the date the Meeting Materials were filed on SEDAR. To obtain paper copies of the Meeting Materials after the meeting, please contact the Corporation by calling 519-653-6500 or 1-866-241-7973 (toll-free in North America) or send an email to legal@atsautomation.com. A paper copy of the Meeting Materials will be mailed to you within three business days of receiving your request, if the request is made at any time prior to the meeting. We estimate that your request for Meeting Materials will need to be received on or before July 27, 2022 in order to receive your paper copies in advance of the deadline for submission of forms of proxy and/or voting instruction forms in respect of the meeting.

SHAREHOLDERS ARE REMINDED TO REVIEW THE MEETING MATERIALS PRIOR TO VOTING AS THE MEETING MATERIALS HAVE BEEN PREPARED TO HELP YOU MAKE AN INFORMED DECISION.

How to Vote

Whether or not they are able to attend the virtual meeting, registered shareholders and non-registered shareholders are encouraged to vote in advance of the meeting. To do so, registered shareholders should complete, date and sign the form of proxy and send it in the envelope provided or otherwise to the Secretary of the Corporation c/o Computershare Investor Services Inc., 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1, fax number 1-866-249-7775 or 416-263-9524 or otherwise vote by proxy in any of the ways noted in the form of proxy.

Non-registered shareholders who receive materials through their broker or other intermediary should follow the instructions on the document provided by their broker or other intermediary in order to ensure their shares are voted at the meeting. To be effective, a proxy must be received by Computershare Investor Services Inc. or the Secretary of the Corporation not later than August 9, 2022 at 10:00 a.m. (Toronto time), or in the case of any adjournment of the meeting, not less than 48 hours (Saturdays, Sundays and holidays excepted) prior to the time of the adjourned meeting.

At the virtual meeting, registered shareholders, non-registered (or beneficial) shareholders, and their duly appointed proxyholders will be able to watch the live webcast of the meeting, submit questions online and vote in “real time” through an online portal. Non-registered (or beneficial) shareholders must carefully follow the procedures set out in the Management Information Circular in order to be eligible to vote virtually and submit questions through the live webcast. Non-registered (or beneficial) shareholders who do not follow the procedures set out in the Management Information Circular will nonetheless be able to watch the live webcast of the meeting as a guest, but will not be able to submit questions or vote.

Your vote is important. As a shareholder, it is very important that you read the Meeting Materials carefully and then vote your common shares of ATS. You are eligible to vote your common shares if you were a shareholder of record of the Corporation at the close of business on June 16, 2022. You may vote virtually or by proxy. Regardless, we encourage you to vote by proxy. Our goal is to secure as large a representation as possible of shareholders at the meeting. You may vote by proxy in any of the ways noted in the Management Information Circular and in your form of proxy or voting instruction form.

In order to submit questions and/or vote at the meeting, registered shareholders must have a valid 15-digit control number and proxyholders must have received an email from Computershare containing a Username. See page 5 of the Management Information Circular for further instructions on how you can access and participate at the virtual-only meeting.

DATED the 10th day of June, 2022.

By Order of the Board of Directors

STEWART McCUAIG
Vice President, General Counsel and Secretary

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

ATS AUTOMATION TOOLING SYSTEMS INC.

Management Information Circular for the Annual Meeting of Shareholders to Be Held on August 11, 2022

In this Management Information Circular (the “Circular”), all information is given as of June 10th, 2022 and all dollar amounts are expressed in Canadian dollars unless otherwise indicated.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

I.	Meeting and Voting Procedures

Annual Meeting Details

The annual Meeting of ATS Automation Tooling Systems Inc. (the “Corporation” or “ATS”) will be held at 10:00 a.m. (Toronto time) on August 11, 2022 (the “Meeting”). The Meeting will be held in a virtual-only format, which will be conducted via live webcast online at https://web.lumiagm.com/416902361. You will not be able to attend the Meeting physically.

Our Board of Directors considers the appropriate format for our annual meeting of shareholders on an annual basis. Similar to last year, we have again taken into account the ongoing impact of COVID-19, which has heightened public health and travel concerns for in-person annual meetings. Accordingly, we are pleased to continue to embrace the latest technology to provide expanded access, improved communication, and cost savings for our shareholders and ATS. Our virtual format allows registered shareholders and duly appointed proxyholders to submit questions and comments and to vote during the Meeting. We believe the virtual meeting format provides our shareholders with an equal opportunity to engage with us no matter where they live in the world, and is accessible and available on any internet-connected device, be it a phone, a tablet, or a computer. We believe the benefits of a virtual meeting allow our shareholders to have robust engagement with ATS, and is in the best interests of our shareholders.

How to Attend the Meeting as a Shareholder

Only ATS shareholders of record at the close of business on June 16, 2022 and other permitted attendees may virtually attend and participate at the Meeting.

Even if you currently plan to attend the virtual meeting, you should consider voting your shares by proxy in advance so that your vote will be counted if you later decide not to attend the Meeting or in the event that you are unable to access the Meeting for any reason.

Attending the Meeting virtually allows registered shareholders of ATS and duly appointed proxyholders to attend, submit questions, and/or vote at the Meeting using the LUMI meeting platform. If you access and vote on any matter at the Meeting during the live webcast, then you will revoke any previously submitted proxy. Non-registered (beneficial) shareholders who have not appointed themselves as proxyholders in accordance with the instructions below under “How to Vote – Non-Registered (Beneficial) Shareholders – Vote online during the Meeting,” including those that have voted by proxy in advance of the Meeting, will not be able to attend the Meeting as a shareholder but may still attend the Meeting as Guests. Guests can watch the live webcast of the Meeting but will not be able to vote or submit questions at the Meeting.

On the date of the Meeting:

1. Log in: https://web.lumiagm.com/416902361 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.

2. Click “I have a login.”

3.  Enter your control number (on your proxy form) for registered shareholders or, in the case of non-registered (beneficial) shareholders who have appointed themselves as proxyholders, the username obtained from Computershare in advance of the Meeting (see below under “How to Vote – Non-Registered (Beneficial) Shareholders – Vote online during the Meeting).

More information and updates on how to attend the Meeting will be made available on our website: atsautomation.com

4. Enter your password: ats2022 (case sensitive).

How to Attend the Meeting as a Guest

Guests, including non-registered (beneficial) shareholders of ATS who have not duly appointed themselves as proxyholders, can log into the Meeting as set out below:

On the date of the Meeting:
1. Log in: https://web.lumiagm.com/416902361 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.	Guests can watch the live webcast of the Meeting but will not be able to vote or submit questions at the Meeting.
2. Click “Guest” and then complete the required field.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Technical Requirements and Technical Support

You will be able to participate in the Meeting using an internet-connected device such as a laptop, computer, tablet or mobile phone, and the Meeting platform will be supported across browsers and devices that are running the most updated version of the applicable software plugins and meeting the minimum system requirements. Check that your browser for whichever device you are using is compatible. Visit https://web.lumiagm.com/416902361, the meeting portal, on your smartphone, tablet or computer. The meeting portal will be open one hour prior to the Meeting. You will need the latest version of Chrome, Safari, Edge or Firefox. PLEASE DO NOT USE INTERNET EXPLORER.

Shareholders with questions regarding the virtual meeting portal or requiring assistance accessing the Meeting website may call Computershare’s technical support line at 1-800-564-6253 or email support-ca@lumiglobal.com for assistance.

If you are accessing the Meeting, you must remain connected to the internet at all times during the Meeting in order to vote when balloting commences. It is your responsibility to ensure internet connectivity for the duration of the Meeting. Note that if you lose connectivity once the Meeting has commenced, there may be insufficient time to resolve your issue before ballot voting is completed. Therefore, even if you currently plan to access the Meeting and vote during the live webcast, you should consider voting your shares in advance or by proxy so that your vote will be counted in the event you experience any technical difficulties or are otherwise unable to access the Meeting.

Asking Questions at the Meeting

ATS believes that the ability to participate in the Meeting in a meaningful way, including by asking questions, is of fundamental importance regardless of whether a meeting is held in person or virtually. Registered shareholders and duly appointed proxyholders will have an opportunity to submit questions at the Meeting in writing by sending a message to the Chair of the Meeting online through the virtual meeting platform. It is anticipated that shareholders will have substantially the same opportunity to ask questions on matters of business before the Meeting as in past years when the annual meeting of shareholders was held in person. Guests will not be entitled to submit questions at the Meeting.

The chair of the Meeting and other members of management of ATS in attendance at the Meeting will engage in a question and answer period with shareholders following the presentation of all matters to be voted on at the Meeting and the closing of the online polls. In order to ensure as many questions as possible are addressed at the Meeting, shareholders and proxyholders are encouraged to be brief and concise and to address only one topic per question. Questions from multiple shareholders on the same topic or that are otherwise related may be grouped, summarized and answered together. All shareholder questions are welcome. However, we do not intend to address questions that (a) are irrelevant to the business of the Meeting or to ATS’ operations; (b) are related to personal grievances; (c) are related to non-public information about ATS; (d) constitute derogatory references to individuals or that are otherwise offensive to third parties; (e) are repetitious or have already been asked by other shareholders; (f) are in furtherance of a shareholder’s personal or business interest; or (g) are out of order or not otherwise appropriate as determined by the chair or secretary of the Meeting in their reasonable judgment. To ensure the Meeting is conducted in a manner that is orderly and fair to all shareholders, the chair of the Meeting may exercise broad discretion with respect to, for example, the order in which questions are asked and the amount of time devoted to any one question. If we cannot answer a question during the Meeting because of timing or technical limitations, shareholders may contact the Office of the Corporate Secretary of ATS at legal@atsautomation.com.

Who Can Vote

The record date for determining the shareholders of the Corporation entitled to receive notice of and vote at the Meeting is the close of business on June 16, 2022 (the “Record Date”). If you held common shares of ATS (“ATS Common Shares”) as of the Record Date, you can cast one vote for each share you held on that date. Shareholders are encouraged to vote in advance of the Meeting at www.investorvote.com or as described below under the heading “How to Vote – Vote by proxy before the Meeting.”

How to Vote

There are two ways to vote: (1) by proxy before the Meeting; or (2) online during the Meeting. How you vote in each case depends on whether you’re a registered shareholder of ATS or a non-registered (beneficial) shareholder. More details can be found in the following tables.

IMPORTANT NOTE: If you have already voted, do not vote again online during the Meeting unless you want to change your vote. If you vote again using the online ballot, your online vote during the Meeting will revoke your previously submitted proxy.

We encourage you to vote by proxy before the Meeting. Our goal is to secure as large a representation as possible of shareholders at the Meeting.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Registered Shareholders

You are a registered shareholder if you have a share certificate in your name or your shares are recorded electronically in the Direct Registration System (DRS) maintained by our transfer agent.

Vote by proxy before the Meeting

Internet By visiting the following website: www.investorvote.com. Refer to your control number (shown on your proxy form) and follow the online voting instructions.

Telephone By calling the toll-free number 1-866-732-8683, if you are in Canada or the United States. Refer to your control number (shown on your proxy form) and follow the instructions.

Mail

Complete your proxy form and return it in the envelope provided. You or your authorized representative must sign the proxy form. If you are a corporation or other legal entity, your authorized representative must sign the form.

Smartphone Use the QR code found on your proxy form.

Your proxy must be received by Computershare Investor Services Inc. or the Secretary of the Corporation not later than August 9, 2022 at 10:00 a.m. (Toronto time), or in the case of any adjournment of the Meeting, not less than 48 hours (Saturdays, Sundays and holidays excepted), prior to the time of the adjourned Meeting. If you are mailing your proxy form, be sure to allow enough time for the envelope to be delivered.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Vote online during the Meeting

You will find your control number on the proxy form included with your meeting materials.

You will need your control number to be able to vote or ask questions at the Meeting.

On the date of the Meeting:

1.	Log in: https://web.lumiagm.com/416902361 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.

2.	Click “I have a login.”

3.	Enter your control number (on the proxy form) as your username.

4.	Enter your password: ats2022 (case sensitive).

5.	Follow the instructions to access the Meeting and vote (if you have not previously submitted a proxy) when prompted.

If you have already voted by proxy, your vote at the Meeting, if properly cast, will automatically revoke your previous vote.

If you want to appoint a third party as a proxyholder, other than the management appointees, to attend and vote at the virtual meeting, please follow these steps:

1.

To appoint a third-party proxyholder, insert the person’s name into the appropriate space on the proxy form. Follow the instructions for submitting the proxy form (see page 7).This step must be completed before registering such proxyholder as step 2.

2.

Register your proxyholder by visiting www.computershare.com/ATS by no later than 10:00 a.m. (Toronto time) on August 9, 2022. Computershare will ask you for your proxyholder contact information so that it can send the proxyholder a username via email shortly after this deadline. If you fail to register your proxyholder, they will not receive a username and will only be able to attend the Meeting as a guest. Guests will not be able to vote or submit questions at the Meeting.

Changing your vote

You can revoke your proxy form if you change your mind about how you want to vote your shares. Sending new voting instructions with a later date will revoke the instructions you previously submitted.

A registered shareholder who has given a proxy may revoke it, in addition to any other manner permitted by law, by:

1.	Sending in a new proxy on the internet, by telephone or smartphone, or by mail, by following the instructions above.

2.

Depositing an instrument in writing signed by the shareholder or by the shareholder’s attorney, who is authorized in writing, with Computershare Investor Services Inc. or at the registered office of the Corporation, at any time up to and including the last business day preceding the day of the Meeting, or if the Meeting is adjourned, the last business day preceding the day of the adjournment.

3.

Transmitting, by telephonic or electronic means, a revocation signed by electronic signature by the shareholder or the shareholder’s attorney, who is authorized in writing, to the registered office of the Corporation at any time up to and including the last business day preceding the day of the Meeting, or any adjournment of the Meeting, at which the proxy is to be used.

4.	Voting again using the online ballot at the virtual Meeting, which will serve to revoke your previously submitted proxy.

Your proxy must be received by Computershare Investor Services Inc. or the Secretary of the Corporation not later than August 9, 2022 at 10:00 a.m. (Toronto time), or in the case of any adjournment of the Meeting, not less than 48 hours (Saturdays, Sundays and holidays excepted) prior to the time of the adjourned Meeting. If you are mailing your new proxy form, be sure to allow enough time for the envelope to be delivered.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Non-Registered (Beneficial) Shareholders

You are a non-registered (beneficial) shareholder if you hold your shares through an intermediary (a bank, trust company, securities broker or other financial institution). This means the shares are registered in your intermediary’s name and you are the beneficial shareholder.

Vote by proxy before the Meeting

Internet Go to the website indicated on your voting instruction form and follow the online voting instructions.

Telephone Call the toll-free number on your voting instruction form, if you are in Canada or the United States, and follow the instructions.

Mail

Complete your voting instruction form and return it in the envelope provided. You or your authorized representative must sign the voting instruction form. If you are a corporation or other legal entity, your authorized representative must sign the form.

Smartphone Use the QR code found on your voting instruction form.

Your intermediary must receive your voting instructions with enough time to act on your instructions. Check the form for the deadline for submitting your voting instructions. If you are mailing your voting instruction form, be sure to allow enough time for the envelope to be delivered.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Vote online during the Meeting

You must appoint yourself (or another person) as proxyholder.

Then you or the person you appoint must register yourself with Computershare to get a username. You need a username to be able to vote or ask questions at the Meeting.

Non-registered (beneficial) shareholders who wish to submit questions and/or vote at the Meeting during the live webcast must do as follows before the Meeting:

1.

Appoint yourself as proxyholder by inserting your name into the appropriate space on the voting instruction form. You can also appoint someone else to be your proxyholder (see page 11 for more information). Follow the instructions for submitting the voting instruction form by the appropriate deadline, as the instructions and deadline may vary depending on the intermediary. It is important that you comply with the signature and return instructions provided by your intermediary. This step must be completed before registering such proxyholder as step 2.

2.

Register yourself as a proxyholder by visiting www.computershare.com/ATS by no later than 10:00 a.m. (Toronto time) on August 9, 2022. Computershare will ask you for your proxyholder contact information and will send you a username via email shortly after this deadline. If you fail to register, you will not receive a username and will only be able to attend the Meeting as a guest. Guests will not be able to vote or submit questions at the Meeting.

On the day of the Meeting:

3.	Log in online at https://web.lumiagm.com/416902361 at least 15 minutes before the Meeting starts. Please check that your browser is compatible.

4.	Click “I have a login.”

5.	Enter the username that was provided by Computershare.

6.	Enter the password: ats2022 (case sensitive).

7.	Follow the instructions to access the Meeting. If you have already voted by proxy, your vote at the Meeting, if properly cast, will automatically revoke your previous vote.

If you are a non-registered (beneficial) shareholder located in the United States and you wish to appoint yourself or a third party as a proxyholder, in addition to steps 2 to 7 above you must first obtain a valid legal proxy from your intermediary. To do so, you should follow these steps:

1.

Follow the instructions from your intermediary included with the legal proxy form and voting instruction forms sent to you, or contact your intermediary to request a legal proxy form if you have not received one.

2.

After you receive a valid legal proxy form from your intermediary, you must submit such legal proxy to Computershare. You can send it by email or by courier to: uslegalproxy@computershare.com (if by email), or Computershare Trust Company of Canada, 100 University Avenue, 8th Floor, Toronto, Ontario M5J 2Y1 (if by courier), and in both cases, your valid legal proxy form must be labelled as “Legal Proxy” and received no later than 10:00 a.m. (Toronto time) on August 9, 2022.

3.

You will receive a confirmation of your registration by email after Computershare receives your registration materials. Please note that you are required to register your appointment or any third party’s appointment as a proxyholder at www.computershare.com/ATS as noted above.

Changing your vote

You can revoke your voting instruction form if you change your mind about how you want to vote your shares.

Non-registered (beneficial) shareholders may revoke a voting instruction form or a waiver of the right to receive meeting materials and to vote, which has been given to an intermediary or its service company, at any time by written notice to the intermediary in accordance with the instructions received from the intermediary, except that an intermediary may not act on a revocation of a voting instruction form or a waiver of the right to receive meeting materials and to vote that is not received by the intermediary in sufficient time prior to the Meeting. Non-registered (beneficial) shareholders who have deposited a form of proxy signed by their intermediary and who wish to change their vote must contact their intermediary, since only registered shareholders may revoke a legal proxy.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

More About Voting by Proxy or in Advance

Voting in advance of the Meeting by proxy is the easiest way to vote. It means you are giving someone else (your proxyholder) the authority to attend the Meeting and vote for you according to your instructions. Ryan McLeod, or failing him, Andrew P. Hider, has agreed to act as your ATS proxyholder to vote your ATS Common Shares at the Meeting according to your instructions. If you do not name a different proxyholder when you sign your form, you are authorizing Mr. McLeod, or failing him, Mr. Hider, to act as your proxyholder to vote for you at the Meeting in accordance with your instructions.

You can also appoint someone else to be your proxyholder to attend and act on your behalf at the Meeting or at any adjournment of the Meeting. That individual does not need to be a shareholder of ATS. Print the person’s name in the blank space provided on the proxy form or voting instruction form, as applicable. Remember to tell them that they must follow the instructions on pages 8 or 10, as applicable, and vote your shares according to your instructions in order for your vote to count. If they fail to register with Computershare after you have validly submitted your proxy or voting instruction form appointing them as your proxy, they will not receive a username and will only be able to attend the Meeting as a guest. Guests will not be able to vote or submit questions at the Meeting.

How Your Proxyholder Will Vote

On any ballot that may be called for, the ATS Common Shares represented by a properly executed proxy will be voted or withheld from voting in accordance with the instructions given on the proxy, and if the shareholder specifies a choice with respect to any matter to be acted upon, the ATS Common Shares will be voted accordingly. If no direction is given in a proxy with respect to any matter set out therein, the proxy will be voted IN FAVOUR OF such matter.

The form of proxy confers discretionary authority upon the person named in the proxy to vote as he or she sees fit with respect to amendments to matters identified in the notice of meeting accompanying this Circular (the “Notice of Meeting”) and with respect to other matters that may properly come before the Meeting or any adjournment of the Meeting. As of the date of this Circular, management of the Corporation is not aware of any such amendment or other matter to come before the Meeting.

Our transfer agent independently counts and tabulates the votes to maintain confidentiality. A proxy form or voting instruction form is only referred to us if it’s clear that a shareholder wants to communicate with the Board of Directors or management, the validity of the form is in question, or the law requires it. After the Meeting the voting results will be posted on www.atsautomation.com and on the Corporation’s profile on the System for Electronic Document Analysis and Retrieval (“SEDAR”) at www.SEDAR.com.

Solicitation of Proxies

This Circular is provided in connection with the solicitation, by or on behalf of the management of the Corporation, of proxies to be used at the Meeting or at any adjournment of the Meeting and for the purposes set forth in the Notice of Meeting. It is expected that the solicitation will be primarily by mail, but proxies may also be solicited personally, by advertisement or by telephone, by directors, officers or employees of the Corporation without special compensation, or by Computershare at a nominal cost. The Corporation will pay for the cost of solicitation.

Notice-and-Access

The Corporation has adopted the “notice-and-access” mechanism of delivering materials to both registered shareholders and non-registered (beneficial) shareholders in connection with the Meeting. As such, the Corporation has posted electronic copies of the Circular and the Corporation’s audited consolidated financial statements as at and for the financial year ended March 31, 2022, and the auditor’s report thereon, along with the related management discussion and analysis – collectively, the “Meeting Materials,” on the Corporation’s website at www.atsautomation.com and on the Corporation’s profile on SEDAR at www.SEDAR.com, instead of printing and mailing out paper copies, as permitted by Canadian securities regulators. Notice-and-access allows issuers to post electronic versions of proxy-related materials online via SEDAR and one other website, rather than mailing paper copies of such materials to shareholders.

Shareholders with questions about notice-and-access can call the Corporation’s transfer agent, Computershare Trust Company of Canada, toll-free at 1-866-964-0492.

Shareholders will receive paper copies of a notice package (the “Notice Package”) via prepaid mail containing a notice with the information prescribed by National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer and a form of proxy (if a registered shareholder) or a voting instruction form (if a non-registered (beneficial) shareholder). The Corporation will not use procedures known as “stratification” in relation to the use of notice-and-access. Stratification occurs when an issuer using notice-and-access sends a paper copy of the Circular to some security holders with a Notice Package.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

How to Obtain Paper Copies of the Meeting Materials

All shareholders may request that a paper copy of the Meeting Materials be sent to them at no cost. Prior to the Meeting, requests may be made by contacting Computershare at 1-866-962-0498 (toll-free in North America) or 514-982-8716 (from outside North America). Requests may be made up to one year from the date the Meeting Materials were filed on SEDAR. To obtain paper copies of the Meeting Materials after the Meeting, please contact the Corporation by calling 519-653-6500 or 1-866-241-7973 (toll-free in North America) or sending an email to legal@atsautomation.com. A paper copy of the Meeting Materials will be mailed to you within three business days of receiving your request, if the request is made at any time prior to the Meeting. We estimate that your request for Meeting Materials will need to be received on or before July 27, 2022 in order to receive your paper copies in advance of the deadline for submission of forms of proxy and/or voting instruction forms in respect of the Meeting.

II.	Voting Shares and Principal Shareholders

Voting Shares

As at June 10th, 2022, the Corporation had 91,716,885 ATS Common Shares outstanding, each carrying the right to one vote per ATS Common Share.

Principal Shareholders

To the knowledge of the directors and executive officers of the Corporation, the following person(s) beneficially own, directly or indirectly, or control or direct, more than 10% of the voting rights attached to the outstanding ATS Common Shares:

Person	Number of ATS Common Shares Beneficially Owned, Controlled or Directed		Percentage of Outstanding ATS Common Shares Represented
Mason Capital Management LLC	17,825,375	[1]	19.44%

1	Mason Capital Management LLC exercises control or direction over these shares as a portfolio manager to certain investment funds and managed accounts that own or exercise control over these shares.

III.	Matters to Be Acted Upon at the Meeting

1.	Receive the Annual Financial Statements for Fiscal 2022

The Corporation’s audited consolidated financial statements for the fiscal year ended March 31, 2022 and the report of the auditor thereon will be placed before the Meeting.

The audited consolidated financial statements are available on the Corporation’s website at www.atsautomation.com and on the Corporation’s profile on SEDAR at www.sedar.com. All shareholders may request a paper copy of the audited consolidated financial statements by contacting Computershare at 1-866-962-0498 (toll-free in North America) or 514-982-8716 (from outside North America). The financial statements and the report of the auditor thereon do not require a vote at the Meeting.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

2.	Election of Directors

The number of directors to be elected at the Meeting has been fixed at seven. Under the by-laws of the Corporation, directors of the Corporation are elected annually. Each director will hold office until the Corporation’s next annual meeting or until the successor of such director is duly elected or appointed unless such office is earlier vacated in accordance with the

Corporation’s by-laws.

In the absence of a contrary instruction, the person(s) designated by management of the Corporation in the enclosed form of proxy intend to vote FOR the proposed nominees whose names are set forth below under the heading “Nominees for Election as Director,” each of whom has been a director since the date indicated opposite the proposed nominee’s name. Management does not contemplate that any of the proposed nominees will be unable to serve as a director, but if that should occur for any reason prior to the Meeting, the ATS Common Shares represented by properly executed proxies voted in favour of such nominee(s) may be voted by the person(s) designated by management of the Corporation in the enclosed form of proxy, in their discretion, in favour of another nominee.

The Board of Directors of ATS (the “Board”) adopted a “Board Policy on Majority Voting for Director Nominees” (the “Policy”) on May 22, 2013 and last revised it on May 15, 2019. The Policy applies to the election of directors at uncontested shareholder meetings and provides that, with respect to any nominee for the Board, where the nominee is not elected by at least a majority of the votes cast with respect to his or her election, then notwithstanding that such nominee is duly elected as a matter of corporate law, he or she shall forthwith submit his or her resignation for consideration by the Board, to take effect immediately upon acceptance by the Board. The Board shall accept the resignation absent exceptional circumstances. Upon receipt of such a conditional resignation, the Corporate Governance and Nominating (“CG&N”) Committee shall consider the matter and, as soon as possible, make a recommendation to the full Board regarding whether or not such resignation should be accepted. After considering the recommendation of the CG&N Committee, the Board shall within 90 days of the shareholders’ meeting decide whether or not to accept the tendered resignation and shall issue a press release which either confirms that they have accepted the resignation or provides a full explanation for why they have refused to accept such resignation and shall provide a copy of such press release to the TSX.

On June 15, 2021, the Board adopted By-Law No. 2, a by-law relating to the advance nomination of directors of the Corporation (the “Advance Notice By-Law”), which was confirmed and ratified by the shareholders of the Corporation at the annual and special meeting of shareholders held on August 12, 2021. The Advance Notice By-Law establishes a framework for advance notice of nominations of directors by shareholders of the Corporation. Among other things, the Advance Notice By-Law fixes deadlines by which shareholders must submit a notice of director nominations to the Corporation prior to any annual or special meeting of shareholders where directors are to be elected and sets out the information that a shareholder must include in the notice. In the case of an annual meeting of shareholders (including an annual and special meeting), a shareholder wishing to nominate a director would be required to provide notice to the Corporation in the prescribed form not later than the close of business on the 30th day prior to the date of the meeting; provided, however, that in the event that the meeting is to be held on a date that is less than 50 days after the date on which the first public announcement of the date of the meeting (the “Notice Date”) was made by the Corporation, notice shall be made by the nominating shareholder not later than the close of business on the 10th day following the Notice Date. Only persons who are nominated in accordance with the procedures set out in the Advance Notice By-Law shall be eligible for election as directors of the Corporation. The Board may, in its sole discretion, waive any requirements of the Advance Notice By-Law. As of the date hereof, the Board has not received any director nominations from shareholders of the Corporation through the advance notice mechanism. The foregoing is a summary only of certain provisions of the Advance Notice By-Law and is qualified by reference to the full text of the Advance Notice By-Law which is available on our website at www.atsautomation.com and on the Corporation’s profile on SEDAR at www.SEDAR.com.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

3.	Reappointment of Independent Auditors

At the Meeting, the holders of ATS Common Shares will be requested to reappoint Ernst & Young LLP as the auditor of the Corporation to hold office until the next annual meeting of shareholders or until a successor is appointed, and to authorize the Board to fix the auditor’s remuneration. Ernst & Young LLP was first appointed as auditor on August 13, 2009.

The breakdown of fees incurred for services provided by Ernst & Young LLP during fiscal year 2022 is outlined in the Corporation’s Annual Information Form dated May 18, 2022 (the “Annual Information Form”) under the heading “Compensation of Auditors,” which information is specifically incorporated by reference in this Circular. A copy of the Annual Information Form is available on SEDAR at www.sedar.com. Upon request, the Corporation will provide a copy of the Annual Information Form free of charge to the requesting shareholder.

Management of the Corporation maintains a policy, approved by the Audit and Finance Committee, for engagement of the Corporation’s auditor for any non-audit-related services. The objective of the policy is to ensure that the auditor’s objectivity is not compromised. It sets out the rules to be followed when engaging the Corporation’s auditor for any non-audit-related services and that approval is required by the Audit and Finance Committee or its designate prior to the commencement of any non-audit-related engagement. The policy also includes a listing of services the auditor is prohibited from performing for the Corporation.

In the absence of a contrary instruction, the person(s) designated by management of the Corporation in the enclosed form of proxy intend to vote FOR the reappointment of Ernst & Young LLP as auditor of the Corporation to hold office until the next annual meeting of shareholders or until a successor is appointed and the authorization of the Board to fix the remuneration of the auditor.

IV. Board of Directors

1.	Nominees for Election as Directors

The following tables set forth information with respect to each person proposed to be nominated for election as a director of the Corporation, including when they first became a director, their business background, Board committee memberships, meeting attendance, voting results from previous years’ meetings, other public company boards that they serve on, and the skills and experience they bring to the Board. The tables also show the number of ATS Common Shares beneficially owned or controlled or directed, directly or indirectly, by such person, and the number of stock options, ATS deferred share units (“DSUs”) and restricted share units (“RSUs”) held by such person as at March 31, 2022. See “Compensation of Directors,” starting on page 22, for a full description of the ATS DSU Plan and see “Restricted Share Unit Plan,” on page 52, for a full description of the RSU Plan. The Total $ Value in the tables below is arrived at using the ATS Common Share price as of the close of trading on March 31, 2022. Under ATS’ shareholding guidelines for its directors, directors must hold ATS Common Shares and DSUs with an aggregate value of at least $344,000 and the Chairman must hold ATS Common Shares and DSUs with an aggregate value of at least $781,000 (the “Director Ownership Guidelines”). Directors will be in compliance with the Director Ownership Guidelines if they have achieved the applicable ownership threshold or if the deadline for compliance with the applicable Director Ownership Guidelines has not yet been reached. See “Compensation of Directors,” starting on page 22, for details. All individuals standing for election to the Board are incumbent directors who were elected to that position at last year’s annual meeting.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Dave W. Cummings

Age: 56

Vancouver,

British Columbia, Canada

Independent

Principal Occupation:

Executive Vice President and Chief Digital Officer, Finning International

Became Director:

August 2020

Committee Memberships:

Audit and Finance

CG&N

Mr. Cummings is an experienced executive with an extensive background in digital, technical, engineering, operations and commercial leadership, building this career in numerous international roles. Currently, Mr. Cummings is the Executive Vice President and Chief Digital Officer for Finning International, the world’s largest international Caterpillar Equipment dealership headquartered in Vancouver, Canada. At Finning, as well as leading the global technology, operations excellence, marketing and revenue management teams, Mr. Cummings has been the architect behind the creation of the new Finning Digital division. While with Finning, Mr. Cummings also spent almost three years living in Chile supporting the business while the company implemented the corporate digital and technology strategies across all of its South American businesses. Mr. Cummings has been an active participant in audit committee and safety, health and environmental matters at Finning. Mr. Cummings is a member of the executive management team that oversees the financial health of the business and has had financial accountability in many of his roles throughout his career. Both at Finning and with prior companies, Mr. Cummings has significantly advanced the companies’ cyber security capabilities and benchmarked performance in the protection of company data and assets. Prior to joining Finning, Mr. Cummings held C-suite and Technology leadership positions at Maxum Petroleum in Connecticut, USA, North America’s largest fuels and lubricants distribution company, and Univar in Seattle, Washington, an $11bn global industrial chemical distributor.

Mr. Cummings began his career in the oil and gas industry and spent 23 years with DuPont, then ConocoPhillips. Mr. Cumming started his career in the UK and had an international career holding roles and assignments in numerous countries. While with ConocoPhillips, Mr. Cummings has held leadership roles in operations, engineering, technology, commercial and business development. This multi-national and multi- disciplined career positions Mr. Cummings to bring a very diverse perspective to the ATS Board. Mr. Cummings is a serving member of the board of directors of BCTech, a western Canada government-partnered not-for-profit organization dedicated to growing and scaling homegrown Canadian technology startups, and Sanctuary AI – a robotics and AI startup headquartered in Vancouver BC, where he is also a member of the Audit Committee. Mr. Cummings was educated in the United Kingdom and earned a BS (Honours) in Business Administration and an MBA in Business Management.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	77,602,448	98.12	1,483,808	1.88
Board:	15 of 15	100%	2020	74,412,057	93.03	5,575,439	6.97
Audit and Finance	6 of 6	100%
CG&N	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	DSUs	Total $ Value	Achievement under Director Ownership Guidelines	Other Public Company Directorships
—	—	10,686	481,939	Yes	None

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Joanne S. Ferstman

Age: 55 Toronto, Ontario, Canada Independent Principal Occupation: Corporate Director Became Director: August 2018 Committee Memberships: Audit and Finance (Chair) Human Resources

Ms. Ferstman currently serves as a corporate director. She has over 20 years of progressive experience in the financial industry. Over an 18-year period until her retirement in June 2012, she held several leadership positions with the Dundee group of companies, which operated in wealth management, resources and real estate verticals. She was responsible for financial and regulatory reporting, risk management, and involved in mergers and acquisitions and strategic development and held the position of Chief Financial Officer for many years and latterly held the positions of Vice Chair of DundeeWealth Inc. and President and Chief Executive Officer of Dundee Capital Markets Inc. Prior to joining the Dundee group of companies, Ms. Ferstman spent five years at a major international accounting firm. She is a Chartered Professional Accountant and has a Bachelor of Commerce and Graduate Diploma in Public Accountancy from McGill University. She currently serves as the Chair of DREAM Unlimited Corp. (a real estate company). She also serves as lead director of Osisko Gold Royalties Ltd. (a mining royalty company), and as a director of Cogeco Communications Inc. (a communications company). Ms. Ferstman was formerly a director of Aimia Inc., and Osisko Development Corporation, and a trustee of DREAM Office REIT.

Ms. Ferstman brings a wealth of experience. She was CEO of Dundee Capital Markets Inc., a financial services company focused on investment banking, sales trading and financial advisory. She is a financial expert, being a CPA, having been a CFO of complex public companies for approximately 18 years, and an audit committee member/chair in various industries. Her capital markets experience was gained throughout her executive career at a financial company which operated in the capital markets and performed a variety of capital markets functions for clients. In addition, as a CFO of a public company, Ms. Ferstman dealt with many aspects of capital markets, debt and equity financings, research analysis, and M&A transactions. Ms. Ferstman’s international exposure includes having overseen operations in the U.S. and Europe. She has had the opportunity to deal with many aspects of executive compensation in her career. Her experience on various boards of directors has provided additional exposure to capital markets, international business, human resources, legal, and governance matters.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	70,358,375	88.96	8,727,881	11.04
Board:	15 of 15	100%	2020	77,498,129	96.89	2,489,367	3.11
Audit and Finance	6 of 6	100%
Human Resources	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	DSUs	Total $ Value	Achievement under Director Ownership Guidelines	Other Public Company Directorships
5,000	—	32,323	1,683,267	Yes	DREAM Unlimited Corp., Osisko Gold Royalties Ltd., and Cogeco Communications Inc.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Andrew P. Hider

Age: 45 North Carolina, USA Non-Independent Principal Occupation: Chief Executive Officer (“CEO”) of ATS Became Director: May 2017 Committee Memberships: Strategic Opportunities

Mr. Hider is the Chief Executive Officer of ATS Automation Tooling Systems Inc. He is an experienced executive with a track record of success founded on his ability to drive business growth and operational performance in complex business environments and across multiple industries including transportation, advanced technology, instrumentation and industrial products. Most recently, Mr. Hider served as President and CEO of the Taylor Made Group, LLC, a diversified global leader in the supply of innovative products and systems for marine, transportation, agriculture, and construction markets, a position he held from May 2016 through to February 2017. Prior to that, Mr. Hider served for 10 years at Danaher Corporation, a global science and technology company, initially joining Danaher as General Manager and Director of Dover and most recently serving as President of Veeder Root. Mr. Hider began his career with General Electric, serving in a number of areas over a six-year period including manufacturing, project management, procurement and finance, culminating in his appointment as General Manager of GE Tri-Remanufacturing. Mr. Hider holds a Bachelor of Science in Interdisciplinary Engineering and Management and a Master of Business Administration, both from Clarkson University.

Prior to joining ATS, Mr. Hider gained CEO experience at Taylor Made Group, LLC where he had responsibility for all aspects of the business. Mr. Hider has significant experience touching upon operations, manufacturing, sales and marketing, product management, innovation, international business, service, quality, continuous improvement, and M&A. This experience was gained through participation in an operational leadership program while at General Electric where he cycled through four different leadership roles, and full P&L leadership positions at four different companies while at Danaher Corporation, those group companies being involved in fuel management, application-specific X-ray analyzers, instrumentation, and motion technology. Some specific projects that Mr. Hider led include acquisitions, brand rationalization, sales force execution, quality improvements, continuous improvement, strategy development, and a successful acquisition of an SaaS business that enabled a total smart solution with hardware and cloud-based software solutions.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	79,052,442	99.96	33,814	0.04
Board:	15 of 15	100%	2020	77,470,144	96.85	2,517,352	3.15
Strategic Opportunities	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	RSUs	Total $ Value		Achievement under Director Ownership Guidelines	Other Public Company Directorships
196,029	424,985	194,907	17,631,214	[1]	Yes	None

1

Mr. Hider, being the CEO of ATS, is not subject to the Director Ownership Guidelines, but is subject to specific ownership requirements. See “Executive Share Ownership Requirements” on page 38 for details. This number reflects the value of ATS Common Shares and RSUs only and is the number used to determine compliance with the ownership requirements. The RSU number includes both performance-based RSUs (129,938) and time-vested RSUs (64,969) and assumes 100% achievement against the performance metrics. Mr. Hider, being the CEO of ATS, is not eligible for and does not participate in the ATS DSU Plan. Of the $17,631,214 total value stated above, $8,840,908 represents the value of ATS Common Shares and $2,930,102 represents the value of time-vested RSUs, totaling $11,771,010; the remaining $5,860,204 represents the value of performance-based RSUs.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Kirsten Lange

Age: 56 Ulm, Germany Independent Principal Occupation: Non-executive board member of several companies Became Director: October 2017 Committee Memberships: Audit and Finance CG&N

Ms. Lange, a German citizen, has more than 30 years of business experience in top management and in consulting across many of the geographies ATS serves, including Germany and China. Most recently, she was the CEO of Fritsch Holding AG, a mid-sized German machinery company. Before that, she served as a member of the Management Board of Voith Hydro, where she was responsible for growing the Automation and Service divisions as well as for developing new digital business models. Previous to that, Ms. Lange spent 22 years with the Boston Consulting Group (BCG), based in Munich, Germany, where she worked as a Partner and Managing Director with over 100 companies in sectors such as machine and plant construction, chemicals, automotive, energy, packaged consumer goods and many more. During her time with BCG she spent two years in Shanghai, running the local office and developing the Chinese market. Until recently, she has been a member of the Board of Directors and Audit Committee of Heidelberger Druckmaschinen AG. Ms. Lange graduated from the University of Munich with a degree in Journalism and earned a Master of Business Administration from INSEAD/France, where she is also teaching in the MBA program as Adjunct Professor.

Ms. Lange brings to ATS a broad skill set including: her experience as a CEO at Fritsch Holding AG, overseeing all aspects of the business; direct experience in operations, manufacturing, sales and marketing, R&D/technology, and digital offerings at Voith Hydro, where she was responsible for the after-market business, automation business, running a sales and marking organization, product management of turbines, generators and complete power plants, and development of new digital offerings. At BCG, Ms. Lange gained human resources experience, being responsible for career development in Germany and leading the European women’s initiative. Having lived and worked in China for two years, and having spent several months in each of the USA, Russia, Brazil, Israel, U.K., and Thailand (among others), Ms. Lange brings a unique international perspective. In addition to Ms. Lange’s exposure to financial matters throughout her career, financial experience was also gained by way of an MBA specialization in corporate finance, and having been a member of the Audit Committee of Heidelberger Druckmaschinen AG.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	77,602,021	98.12	1,484,235	1.88
Board:	15 of 15	100%	2020	78,945,054	98.70	1,042,442	1.30
Audit and Finance	6 of 6	100%
CG&N	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	DSUs	Total $ Value	Achievement under Director Ownership Guidelines	Other Public Company Directorships
—	—	36,994	1,668,429	Yes	None

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Michael E. Martino

Age: 58

Connecticut, USA

Independent

Principal Occupation:

Principal of Mason Capital Management LLC

Became Director:

September 2007

Committee Memberships:

Human Resources (Chair)

and Strategic Opportunities

Mr. Martino is a founder and principal of Mason Capital Management. Mr. Martino began his investment career at Oppenheimer & Company where he was responsible for risk arbitrage research; he ended his tenure at Oppenheimer as Executive Director, Risk Arbitrage. He began his business career at GE Capital Corporation where he held positions in information systems and business analysis. He was formerly a director of Spar Aerospace Limited, a publicly-traded aerospace company. Mr. Martino graduated from Fairfield University with a degree in Political Science and earned a Master of Business Administration in Finance from New York University’s Stern School of Business. Mr. Martino currently serves as a chairperson of Mason Industrial Technology, a special purpose acquisition company.

Mr. Martino has gained over 20 years’ experience at a CEO level through his involvement in Mason Capital. Eight years at General Electric exposed him to the manufacturing industry. Beginning at Oppenheimer & Company, Mr. Martino has worked in the capital markets for the last 27 years. From an international perspective, Mr. Martino has been involved with U.S. and Canadian investments, including holding board positions, and has overseen global investments throughout his career.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	73,449,848	92.87	5,636,408	7.13
Board:	15 of 15	100%	2020	69,662,652	87.09	10,324,844	12.91
Human Resources	2 of 2	100%
Strategic Opportunities	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	DSUs	Total $ Value		Achievement under Director Ownership Guidelines	Other Public Company Directorships
18,189,325[1]	—	71,839	19,654,084	[2]	Yes	Mason Industrial Technology, Inc.

1

Mr. Martino is an officer of Mason Capital Management LLC, which exercises control or direction as a portfolio manager to certain investment funds and managed accounts that own or exercise control over 17,825,375 ATS Common Shares. Mr. Martino personally holds a further 363,950 ATS Common Shares.

2	This represents the value of Mr. Martino’s DSUs and personal holdings of ATS Common Shares.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

David L. McAusland

Age: 68 Quebec, Canada Independent Principal Occupation: Counsel, McCarthy Tétrault LLP Became Director: March 2010 Committee Memberships: CG&N (Chair) Human Resources

Mr. McAusland, the Chairman of the Board, is a corporate advisor, lawyer and experienced corporate director and senior executive. Mr. McAusland is counsel to the law firm McCarthy Tétrault and was previously Executive Vice-President, Corporate Development and Chief Legal Officer of Alcan Inc., where he provided leadership on its worldwide mergers, growth strategies, major transactions and capital investments. Mr. McAusland currently acts as a director of Cogeco Inc., and Cogeco Communications Inc. Mr. McAusland is also involved with several not-for-profit organizations and private companies. Mr. McAusland received his B.C.L. in 1976 and his LL.B. in 1977, both from McGill University. In 2002, he was awarded the Queen Elizabeth II Jubilee Medal in recognition of service to the community, in 2015 he was conferred the title Advocatus Emeritus (Ad. E.) by the Quebec Bar and in 2020 he received the distinction of Fellow of the Institute of Corporate Directors (F. ICD) by the Institute of Corporate Directors.

With his 40-year career, Mr. McAusland brings to ATS deep experience in the strategic issues facing a wide variety of businesses, both domestically and internationally, based on a broad variety of perspectives including as a senior executive of a large multi-national business, corporate director, lawyer and strategic advisor. Mr. McAusland is highly knowledgeable in all matters of corporate governance; his roles as a corporate director go back over 20 years and include membership on human resource and compensation committees as well as audit committees and roles as board chair. He has designed and led many high-value-at-stake strategic initiatives and transactions, both friendly and contested as well as domestic and international, and he has spent much of his career with close involvement in the capital markets and corporate finance issues and initiatives. Mr. McAusland also brings experience as a leader of successful government relations initiatives and the development of strategies based on stakeholder alignment.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	75,295,262	95.21	3,790,994	4.79
Board:	15 of 15	100%	2020	75,079,039	93.86	4,908,457	6.14
CG&N	2 of 2	100%
Human Resources	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	DSUs	Total $ Value	Achievement under Director Ownership Guidelines	Other Public Company Directorships
10,000	—	190,592	9,046,699	Yes	Cogeco Inc., and Cogeco Communications Inc.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Philip B. Whitehead

Age: 71

Basingstoke, United Kingdom

Independent

Principal Occupation:

Chairman Emeritus of Danaher’s European Board and Vice President Corporate Development, Danaher Corporation

Became Director:

August 2018

Committee Memberships:

Strategic Opportunities (Chair)

Mr. Whitehead is an experienced business leader. He is currently Chairman Emeritus of Danaher’s European Board and Vice President Corporate Development of the Danaher Corporation, a global science and technology company. Since joining Danaher in 1992, Mr. Whitehead has held a number of executive and operational roles beginning with Managing Director of Veeder Root Europe. In his current position he plays a major part in contributing to Danaher’s mergers and acquisition activity in Europe and supports the corporation’s growth initiatives in selected high growth markets. Earlier in his career, Mr. Whitehead worked in senior sales and marketing roles at Procter and Gamble, Hovis Marketing, and Unilever. He also operated his own management consultancy business. Mr. Whitehead has a Diploma in Marketing, Accounting and Finance from Bournemouth College, U.K. Mr. Whitehead currently serves as a director of Mason Industrial Technology, a special purpose acquisition company.

Mr. Whitehead is skilled in overseeing businesses, having held CEO/managing director roles at several public and private companies in the U.K. and one in Switzerland. He has operations, manufacturing and lean operations experience through the many roles he has had within Danaher group companies, including Veeder Root, Gems Sensors, and others. Mr. Whitehead’s capital markets experience was gained from his involvement in the listing of Micrelec as a U.K. public company, serving as Chairman of Nobel Biocare whilst it was publicly listed in Switzerland and through the many public to private deals completed as the lead on Danaher’s prolific M&A record where he has been Managing Director of Corporate Development in Europe for the last 20 years. Mr. Whitehead sees his main skill set as lying within sales and marketing where he has held many senior responsibilities, including Brand Manager at Procter and Gamble, National Sales Manager at Unilever, and Marketing Director at Micrelec PLC. Internationally, he has had roles covering many geographies, including EU, South Africa, Australia, Middle East, Russia, Turkey, Hong Kong and parts of Asia and South America.

				Voting Results
Meeting Attendance			Year	Votes For	%	Votes Withheld	%
Overall Attendance:		100%	2021	76,268,022	96.44	2,818,234	3.56
Board:	15 of 15	100%	2020	73,688,229	92.12	6,299,267	7.88
Strategic Opportunities	2 of 2	100%

ATS Securities Beneficially Owned, or Controlled or Directed, Directly or Indirectly

ATS Common Shares	Options	DSUs	Total $ Value	Achievement under Director Ownership Guidelines	Other Public Company Directorships
—	—	22,321	1,006,677	Yes	Mason Industrial Technology, Inc.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

2.	Compensation of Directors

Philosophy

The Human Resources Committee is responsible for benchmarking and designing the directors’ compensation program. The Committee, with the assistance of an independent advisor, reviews director compensation periodically to affirm the ongoing competitiveness of the program. The overall objective is to ensure the director compensation program:

•	Attracts and retains the services of highly qualified individuals

•	Compensates the directors in a manner that is competitive with comparable peers and commensurate with the risks and responsibilities assumed by Board and committee members

•	Aligns the interests of the directors with Shareholders

Fees and Retainers

During fiscal 2022, the compensation program for all non-executive members of the Board other than those members associated with Mason Capital Management LLC (“Mason”) was as follows:

Pay Component	Component	Amount in U.S. Dollars
Director Fees	Annual Cash Retainer	$55,000
	Annual Equity Retainer	$110,000

Chairman of the Board Fees	Annual Cash Retainer	$125,000
	Annual Equity Retainer	$130,000

Additional Committee Chair Fees	Audit and Finance	$20,000
	Human Resources	$15,000
	CG&N	$10,000
	Strategic Opportunities	$15,000

Additional Committee Member Fees		$5,000
Travel Fee (per in-person meeting for directors travelling from outside North America to attend meetings in North America)		$1,500

ATS does not pay per meeting fees to its directors.

In connection with a capital markets advisory services agreement with Mason, Mr. Martino, being associated with Mason, waived any fees to which he may have otherwise been entitled for serving as a member of the Board or as a member of any committee of the Board. See “Interests of Informed Persons in Material Transactions” on page 53 for details.

Equity-Based Compensation

Equity-based compensation for our Directors is awarded in the form of deferred share units (“DSUs”). DSUs, which are granted pursuant to our Directors’ Deferred Share Unit Plan (“ATS DSU Plan”), track the value of the ATS Common Shares. DSUs are vested upon being credited to an individual director’s account but they are not paid out until after a Director departs from the Board, at which time they are paid out in cash equal to the number of DSUs held multiplied by the price of the ATS Shares at the time the DSUs are paid. DSUs are subject to a pro rata claw-back in the event a director ceases to be a director during a period in respect of which the director received a DSU grant.

Under the ATS DSU Plan, eligible non-executive directors can be granted DSUs as a component of compensation and can also elect to receive all or a portion of their annual cash retainers in the form of DSUs.

The compensation program for directors does not include entitlement to stock options. None of the directors, other than Mr. Hider, the CEO, have any entitlement under any stock options. As DSUs granted under the ATS DSU Plan become fully vested upon being credited to an individual director’s account, none of the directors have any entitlement under unvested share-based awards.

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Summary of Director Compensation

The following table sets out all amounts of compensation provided to the incumbent non-executive directors of the Corporation for the year ended March 31, 2022.

Name	Fees Earned and Paid in Cash[1] ($)	Compensation Granted under ATS DSU Plan[2] ($)	Option-Based Award ($)	Non-Equity Incentive Plan Compensation ($)	Pension Value ($)	All Other Compensation ($)	Total ($)
Dave W. Cummings	—	205,269	—	—	—	—	205,269
Joanne S. Ferstman	—	223,389	—	—	—	—	223,389
Kirsten Lange	—	205,269	—	—	—	—	205,269
Michael E. Martino[3]	—	—	—	—	—	—	—
David L. McAusland (Chairman of the Board)	—	302,989	—	—	—	—	302,989
Philip B. Whitehead	84,560	126,749	—	—	—	—	211,309

1	Fees earned and paid in cash were converted to Canadian dollars using the exchange rate applied at the time of and in connection with DSU grants, being U.S. $1.00 = C. $1.208.
2	Compensation granted under the ATS DSU Plan is valued using the five-day average closing price of ATS Common Shares immediately preceding the date of grant.
3

See “Compensation of Directors,” starting on page 22, addressing the waiver of director fees by a director associated with Mason Capital Management LLC and the payment of advisory services fees to Mason Capital Management LLC.

Share Ownership Guidelines

The Corporation requires its non-executive directors to have a minimum shareholding of ATS Common Shares (and/or DSUs) having an aggregate value of not less than five times the annual Board cash retainer (excluding committee-related retainers), based on the higher of the price at the date of purchase/grant and the current market price. Directors have a period of five years from election to the Board in which to meet the Director Ownership Guidelines. The table below shows each incumbent non-executive director’s achievement against this target, based on the ATS Common Share price as of March 31, 2022.

Name	ATS Common Shares[1]	DSUs[2]	Total # of ATS Common Shares and DSUs	Total $ Value of ATS Common Shares and DSUs[3]	Applicable Director Ownership Guideline ($)[4]	Meets Share Ownership Target?
Dave W. Cummings	—	10,686	10,686	481,939	344,000	Yes
Joanne S. Ferstman	5,000	32,323	37,323	1,683,267	344,000	Yes
Kirsten Lange	—	36,994	36,994	1,668,429	344,000	Yes
Michael E. Martino	363,950	71,839	435,789	19,654,084	344,000	Yes
David L. McAusland	10,000	190,592	200,592	9,046,699	781,000	Yes
Philip B. Whitehead	—	22,321	22,321	1,006,677	344,000	Yes

1

The information as to ATS Common Shares beneficially owned or controlled or directed, directly or indirectly, not being within the knowledge of the Corporation, has been furnished by the respective proposed nominees individually.

2	Each DSU is a notional security equivalent in value to one ATS Common Share. A cash payment equal to the market value of the vested DSUs on the applicable payment date is paid upon redemption.
3	Total dollar value is based on the market price of the ATS Common Shares as of March 31, 2022.
4	An exchange rate of U.S. $1.00 = C. $1.250 was used to convert U.S. dollar Director Ownership Guidelines to Canadian dollars.

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Incentive Plan Awards – Value Vested or Earned During the Fiscal Year

The following table sets out the value of all ATS DSU Plan awards vested or earned by the incumbent directors of the Corporation during the year ended March 31, 2022. Mr. Hider does not participate in the ATS DSU Plan, it being available only to non-executive directors.

Name	Option-Based Awards – Value Vested During the Year ($)	Share-Based Awards –Value Vested During the Year[1] ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
Dave W. Cummings	—	205,269	—
Joanne S. Ferstman	—	223,389	—
Kirsten Lange	—	205,269	—
Michael E. Martino[2]	—	—	—
David L. McAusland	—	302,989	—
Philip B. Whitehead	—	126,749	—

1

These amounts refer to compensation earned during the fiscal year and received by way of DSUs. Compensation granted under the ATS DSU Plan is valued using the five-day average closing price of ATS Common Shares immediately preceding the date of grant. Such DSUs will be paid out in cash following retirement of the director in accordance with the ATS DSU Plan.

2

See “Compensation of Directors,” starting at page 22, addressing the waiver of director fees by Michael E. Martino who is associated with Mason Capital Management LLC and the payment of advisory services fees to Mason Capital Management LLC.

3. Directors’ and Officers’ Liability Insurance

The Corporation has purchased insurance for the benefit of the Corporation’s and its subsidiaries’ directors and officers against any liability incurred by them in their capacity as directors and officers, subject to certain limitations contained in the OBCA. During fiscal 2022, the policy provided coverage to directors and officers in the aggregate of U.S. $75 million. Premiums in the amount of U.S. $292,318 were paid by the Corporation. In fiscal 2022, the maximum deductible under the policy was U.S. $150,000 in respect of any loss by the Corporation.

The by-laws of the Corporation provide for the indemnification of directors and officers from and against any liability and costs in connection with any action or suit against them in respect of the execution of their duties of office, subject to the limitations contained in the OBCA, and the Corporation has entered into indemnification agreements with each of its directors.

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V. Statement of Corporate Governance Practices

Corporate governance encompasses the implementation and maintenance of appropriate structures, processes and controls for the direction and control of the Corporation, providing a framework under which it can pursue its business objectives, while taking into account the interests of its stakeholders. Proper corporate governance demands that we conduct ourselves in an ethical manner and in compliance with laws and regulations. Appropriate corporate governance is a focus of ATS and its Board. Below is a description of the Corporation’s approach to corporate governance.

Board of Directors

Mandate

The Board is responsible for providing independent oversight of the management of the business and affairs of the Corporation. The Board discharges this responsibility directly and through delegation of specific responsibilities to committees of the Board, the Chair and officers of the Corporation, as more particularly described in the mandate adopted by the Board (the “Board Mandate”).

As set out in the Board Mandate updated as of May 20, 2020, the Board has established four committees to assist the Board with its responsibilities: the Audit and Finance Committee; the CG&N Committee; the Human Resources Committee; and the Strategic Opportunities Committee. Each of the four committees has a charter defining its responsibilities.

The Board Mandate is attached as Schedule “A” to this Circular.

Summary of Key Responsibilities of the Board:

•	oversee the management of the business and affairs of ATS;

•	provide direction to senior management to pursue the best interests of the Corporation;

•	oversee the strategic plan for ATS;

•	oversee the risk management program;

•	oversee the Company’s approach to ESG matters;

•	with input from the Audit and Finance Committee, review and approve consolidated financial statements and oversee financial controls;

•	review and approve equity grants and material transactions;

•	with input from the Human Resources Committee, oversee human resources management and executive compensation; and

•	with input from the CG&N Committee, oversee corporate governance activities, director nominations, and Board, committee and director evaluations.

Independence

National Instrument 58-101 – Disclosure of Corporate Governance Practices states that a director is “independent” if he or she has no direct or indirect material relationship with the Corporation. A material relationship is in turn defined as a relationship that could, in the view of the Board, be reasonably expected to interfere with such member’s independent judgment. In determining whether a particular director is independent or non-independent, the Board considers the factual circumstances of each director in the context of this definition.

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The following table describes the independence status of each member of the Board and, where applicable, the reasons for the Board’s determination that a particular director is not independent.

Name	Not Independent	Independent	Reason for Not Independent
Dave W. Cummings		X	–

Joanne S. Ferstman		X	–

Andrew P. Hider	X		CEO of ATS

Kirsten Lange		X	–

Michael E. Martino		X	–

David L. McAusland		X	–

Philip B. Whitehead		X	–

As of April 1, 2014, the Corporation entered into a letter agreement with Mason pursuant to which, based on its expertise, Mason agreed to provide ATS with ongoing strategic and capital markets advisory services for an annual fee of U.S. $500,000. This arrangement is reviewed from time to time by the Board, with the exception of any Board member(s) affiliated with Mason. As an important element of this letter agreement, Mason agreed to cause Mr. Martino, the member of the Board who is associated with Mason, to waive, and such director has waived, any fees to which he may have otherwise been entitled for serving as a member of the Board or as a member of any committee of the Board. Given that the services to be provided by Mason are aligned with creating shareholder value for all shareholders and that, as of the date of this Circular, Mason is a significant shareholder, exercising direction or control over 19.44% of outstanding ATS Common Shares, and that the annual fee payable to Mason constitutes less than 0.08% of the value of such ATS Common Shares held by Mason as at the date of this Circular, the Board has determined that the advisory relationship cannot be reasonably expected to interfere with such member’s independent judgment and that Mr. Martino is therefore independent.

At the end of each regularly scheduled meeting of the Board (typically in-person meetings) and at the request of a Board member at any other Board or committee meeting, the independent members of the Board meet without management present. During the year ended March 31, 2022, five such regularly scheduled meetings were held.

Currently, the directors and proposed directors listed below serve as directors or trustees on the boards of the public companies or income trusts listed opposite such directors’ names. No Board members or proposed Board members sit on the same public company board other than David McAusland and Joanne Ferstman, who both sit on the board of Cogeco Communications Inc. and Michael Martino and Philip Whitehead, who both sit on the board of Mason Industrial Technology, Inc.

Director/Trustee	Public Company
David L. McAusland	Cogeco Inc., and Cogeco Communications Inc.

Joanne S. Ferstman	DREAM Unlimited Corp., Osisko Gold Royalties Ltd. and Cogeco Communications Inc.

Michael E. Martino	Mason Industrial Technology, Inc.

Philip B. Whitehead	Mason Industrial Technology, Inc.

The Board Mandate requires that the Chair of the Board be an independent Board member. The Chairman of the Board, David McAusland, is an independent director. The Chair is responsible for, among other things, facilitating the operations and deliberations of the Board and the satisfaction of the Board’s functions and responsibilities.

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Ethical Business Conduct

The Board has adopted a written Code of Business Conduct (the “Code”) for the Corporation’s directors, officers and employees that sets out the Board’s expectations for the conduct of such persons in their dealings on behalf of the Corporation. The Board has established anonymous reporting procedures in order to encourage employees, directors and officers to raise concerns regarding matters addressed by the Code on a confidential basis free from discrimination, retaliation or harassment. Employees who violate the Code may face disciplinary actions, including dismissal.

The Code makes it the responsibility of every director, officer and employee of the Corporation to understand the Code. Any such person who becomes aware of a violation of the Code by anyone working for the Corporation must report such knowledge as provided for in the Code, including the option of reporting through the anonymous employee hotline service. On a quarterly basis, the Audit and Finance Committee is provided with a report outlining issues raised through the employee hotline. The Code is accessible through SEDAR at www.sedar.com.

Position Descriptions

The Board has developed written position descriptions for the Chairman of the Board and the chairs of each committee of the Board. The Board has also developed a written position description for the CEO.

Director Tenure

It is proposed that each of the persons elected as a director at the Meeting will serve until the close of the next annual meeting of the Corporation or until his or her successor is elected or appointed. The Board has not adopted a term limit for directors. The Board believes that the imposition of director term limits on a board may discount the value of experience and continuity amongst Board members and runs the risk of excluding experienced and potentially valuable Board members. The CG&N Committee considers and assesses Board and committee composition on a regular basis with the objective of ensuring the Board and its committees are composed of persons having the diversity, knowledge, experience, skills and expertise necessary for effective governance of the Corporation.

Strategic Planning

The Board reviews and provides input in relation to the Corporation’s strategic plan. This is achieved in part through an annual strategic planning session. The Board is provided with materials in advance and the meetings are designed to encourage extensive dialogue on various aspects of the Corporation’s strategy and available alternatives. The Board, together with management, would typically re-evaluate the current strategic objectives in light of ATS’ progress against that strategy, take into consideration the current external environment, and then consider and set the strategy going forward.

Risk Management

The Board is responsible for overseeing the identification of material risks associated with the Corporation’s business and operations and the implementation by management of systems to manage those risks. A more detailed listing of risks associated with our business can be found in our Annual Information Form, available on SEDAR at www.sedar.com.

The Audit and Finance Committee is responsible for monitoring the management of the Corporation’s principal risks impacting financial reporting. This mandate is fulfilled, in part, through regular testing by ATS’ internal audit function of internal controls and compliance with internal policies.

The Human Resources Committee is tasked with overseeing the development of compensation policies and practices that do not encourage excessive risk-taking. See “Compensation Principles and Risk Mitigation” on page 37 of this Circular for details.

Sustainability and Environmental, Social and Governance (“ESG”)

The Board oversees and is responsible for the Company’s approach to ESG matters, including as it pertains to ESG specific opportunities, risks and strategies. The Board works with management to receive input on such matters and management is responsible for the implementation of ESG strategies. ATS has committed to a long-term Sustainability strategy, which includes all of our operations worldwide, and we fully embedded ESG as a Board priority and moved to develop clear lines of accountability for developing ESG policy and tracking our performance with the launch of adopting specific targets in our 2021 Sustainability Report. This oversight includes the review of ATS’ key sustainability disclosures and our annual sustainability report. Additionally, through periodic updates, the Board is provided with reports from management on the progress of ESG strategies, risks and opportunities.

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Our ESG strategy is structured around four key elements: People, Ethics, Social Responsibility, and Responsible Manufacturing and Service. Our People strategy incorporates several elements key to the continued development of our most important resource. Measures around the safety, wellness, uniqueness and belonging of our employees will allow us to intentionally develop and enhance new strategies to develop our workforce, reduce risk of injury and foster an environment that is inclusive and safe. Our commitment to Responsible Manufacturing and Service includes key environmental metrics to allow us to assess the impact of our operations in areas such as carbon emissions and energy consumption. By understanding our emission and consumption patterns, we can identify and implement new processes to continue to reduce our impact on the environment. Our Ethics and Social Responsibility initiatives enable us to positively impact the communities where we live and work. Combined, these elements make a significant contribution to enabling ATS to meet the needs and expectations of our employees, our customers and our shareholders.

ATS is committed to releasing an annual sustainability report and to continuously increasing the transparency and accountability of our ESG disclosures. Key highlights of ATS’ 2021 Sustainability Report include:

•

Navigating the Covid-19 pandemic challenges: When the COVID-19 pandemic struck, ATS was prepared. The Company had begun planning early in 2020 and one of its first initiatives was to develop and launch a pandemic playbook which served as a guide for managers and employees in adjusting workplaces and work habits to their new shared reality. The report details actions taken to protect the health and wellbeing of ATS’ global workforce and the continuity of its operations since the COVID-19 pandemic was declared.

•

Establishing 2030 sustainability targets: These specific and measurable targets address ATS’ business and people priorities. The sustainability targets include becoming carbon neutral, increasing women in leadership, reducing workplace injuries, ensuring ethical business training for all employees, and expanding ATS’ engagement with the communities where it operates.

•

Supporting the United Nations Sustainable Development Goals (“SDGs”): By virtue of ATS’ products and services and its governance, leadership and strategy, the Company is playing a constructive role in a variety of areas that advance SDGs with particular focus on: SDG 3: Good Health and Well-Being, SDG 9: Industry, Innovation and Infrastructure, SDG 12: Responsible Consumption and Production, and SDG 13: Climate Action.

•

Aligning with Sustainability Accounting Standards Board (“SASB”) framework: To prepare the report, ATS aligned its management approach and performance disclosures to SASB’s Industrial Machinery and Goods Standard. The Company believes this approach enables greater focus on material metrics and facilitates comparison across its peer group.

For additional information regarding ATS’ 2021 Sustainability strategy, see the ATS Sustainability Report, available at https://investors.atsautomation.com/sustainability/default.aspx. We will continue to share our progress in our annual 2022 Sustainability Report, which you will be able to find at https://investors.atsautomation.com/sustainability/default.aspx later this year.

Audit and Finance Committee

The Audit and Finance Committee currently comprises three directors of the Corporation: Joanne Ferstman (Chair), Dave Cummings and Kirsten Lange, all of whom are independent and financially literate for the purposes of National Instrument 52-110 – Audit Committees.

Summary of Key Responsibilities of the Audit and Finance Committee:

•	monitor the integrity of the Corporation’s consolidated financial statements;

•	oversee the accounting and financial reporting practices of the Corporation;

•	oversee the audits of the Corporation’s consolidated financial statements;

•	approve non-audit services to be performed by the external auditor;

•	review employee hotline reports;

•	oversee the development of financial strategies, including capital structure; and

•	monitor the management of the principal risks identified by management that could materially impact financial reporting.

The responsibilities and operation of the Audit and Finance Committee are more fully set out in the Audit and Finance Committee charter, the text of which is included as Appendix A to the Corporation’s Annual Information Form, a copy of which is available on SEDAR at www.sedar.com. Information regarding the policies and procedures for engagement of the Corporation’s external auditors for any non-audit-related services may be found in the Annual Information Form under the heading “Audit Committee Information.”

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Corporate Governance and Nominating Committee

The CG&N Committee currently comprises David McAusland (Chair), Dave Cummings and Kirsten Lange, all of whom are independent. The responsibilities, powers and operation of the CG&N Committee are set out in the committee charter and highlighted below. The CG&N Committee is empowered to retain and compensate external advisors.

Summary of Key Responsibilities of the CG&N Committee:

•	manage a process for the nomination or appointment of candidates to the Board;

•	develop recommendations for appointment of directors to Board committees;

•	review governance activities and policies;

•	review related party transactions;

•	oversee director orientation and continuing education; and

•	oversee annual assessment of the Board, Board committees and individual directors.

Nomination of Directors

The CG&N Committee co-ordinates and manages the process of recruiting, interviewing and recommending candidates for appointment or nomination to the Board. In doing so, the CG&N Committee takes numerous considerations into account, including: a review of the background, experience and skills of each director; specific observations regarding the composition of the Board, such as Board diversity and the ratio of independent to non-independent directors; a review of the Corporation’s strategic and business objectives, and the implications of such objectives on the composition of the Board; the establishment of specific Board composition targets in light of the Corporation’s strategic and business objectives; and the establishment of criteria for new directors in light of such targets. The CG&N Committee reviews candidates for appointment to the Board from time to time and, if between annual meetings of shareholders a candidate is identified who would be a beneficial addition to the Board, the by-laws of the Corporation permit the Board to appoint an additional director if, after such appointment, the total number of directors would not be greater than one and one third times the number of directors required to have been elected at the last annual meeting of shareholders. The committee also considers and recommends for Board approval the appointment of directors to Board committees and the chairmanship of such committees.

Diversity

The CG&N Committee considers diversity as one of the important criteria relative to the composition of the Board. To this end, the Board has adopted a Diversity Policy. The policy recognizes the importance of diversity and that it will result in enhanced decision making and increased shareholder value. Further, the Board recognizes its obligation to promote diversity and inclusion as part of the corporate culture – it is a social and workforce imperative. Under the policy, the CG&N Committee will periodically review the composition of the Board as a whole and recommend, if necessary, measures to be taken so that the Board reflects the appropriate balance of diversity, knowledge, experience, skills and expertise required for the Board as a whole. When conducting searches for new directors, those involved are to be mandated to include a diverse set of candidates. If a candidate with a diverse background is considered but not ultimately selected, the Board must satisfy itself that there are objective reasons to support the determination. While the policy does not provide for targets relating to the identification and nomination of women directors or candidates with other specific diversity characteristics, the CG&N Committee and Board do take into consideration a nominee’s potential to contribute to diversity within the Board. The Corporation does not believe that it is in the best interests of the Corporation or its shareholders to set any specific targets or quotas for recruiting Board members based on diversity criteria. Diversity criteria should be considered as one important aspect of the identification and selection process but should not be considered paramount to other important criteria.

Currently, the Board comprises five male directors and two female directors, with female directors constituting 28.5% of the Board. Given the Corporation’s desire to promote diversity, the Board is committed to achieve at least 30% women on the Board at or prior to its next annual meeting.

Consistent with the Corporation’s approach to diversity at the Board level, the Corporation’s hiring practices include consideration of diversity across a number of areas, including gender. Currently, two out of 13 (i.e., 15%) of the executive officer positions of the Corporation and its major subsidiaries are held by women. The Corporation does not have a target number of women executive officers. Given the small size of its executive team, the Corporation believes that implementing targets would not be appropriate. However, in its hiring practices, the Corporation considers the number of women in executive officer positions and the desirability of achieving an appropriate level of representation. At the next level, corporate “Vice Presidents” and corporate “Directors,” the Corporation has 38 positions, with eight of them (i.e., 21%) held by women. As part of our 2030 sustainability targets, the Corporation is targeting to achieve 30% of women in leadership, with leadership encompassing a broader cross section of the ATS Group companies.

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In our ongoing efforts to support diversity and inclusion at ATS, we have introduced Business Resource Groups to provide our employees with the opportunity to connect with colleagues who share similar interests and backgrounds. Our first Business Resource Group was launched as the ATS Professional Women’s Network (“PWN”), seeking to make and promote ATS as a progressive employer.

The ATS Professional Women’s Network focuses internally on engaging, mentoring and developing our female talent and future leaders, and externally on community outreach and sponsorship to enable our recruitment and advancement of qualified female candidates.

In FY22, the PWN Mentorship Program, aimed at supporting the professional development of ATS employees, increased its participation by more than 100% since its inception in 2021. The PWN also continued to collaborate with various educational institutions and regional conferences to connect with and inspire young women interested in the STEM fields.

We continue to be passionate about the ATS Professional Women’s Network, its purpose, and its potential to solidify ATS as a great place to work.

Our newest Business Resource Group, the ATS Parents’ Network, has also had a successful year connecting ATS parents and providing them with resources and peer networking to address a wide range of interests among them, from positive ways to respond to the pandemic challenge and online learning, to sharing experiences and recommendations for helping our children to be happy, healthy, and strong. In FY22, the Parents’ Network focused on raising awareness about neurodiversity and how to manage its impacts on relationships, both at home and at work.

Our Business Resource Groups have demonstrated significant benefit for ATS employees in FY22 and continue to build upon the foundations that fortify their purpose and their efforts into the future.

Orientation and Continuing Education

Responsibility for orientation and training programs for new directors is assigned to the CG&N Committee, in conjunction with the Chairman of the Board. Each new member of the Board is given a package outlining his or her duties, responsibilities and remuneration, and an orientation package including material that will assist with his or her familiarization with the Corporation. The orientation package includes, among other things, access to the Board online resource center with contents that include a governance manual with various board, committee, and company charters, mandates and policies, rules for purchasing and selling ATS Common Shares, rules regarding insider information, minutes from previous Board meetings and recent analysts’ reports. In addition, new directors are given the opportunity to meet with executive and operational management and tour one or more facilities.

The CG&N Committee is also responsible for standards of performance of the Board, its committees and individual directors. To facilitate the continuing education of directors, from time to time, management and the Corporation’s external advisors will update directors with respect to topics of interest. This is achieved through: (i) providing articles of interest to the Board; (ii) including updates on topics of interest in cover memos to the Board and/or committees in advance of meetings; and (iii) presenting and/or discussing topics of interest at Board and/or committee meetings. Directors also periodically visit and are visited by managers of certain of the Corporation’s operational units and functional areas to develop and maintain the directors’ understanding of the Corporation’s business.

For example, during fiscal 2022: (i) there were eleven Board meetings where there were between one and seven management team members attending in addition to the CEO and Chief Financial Officer (“CFO”), and who presented reports, virtual tours, or updates to the Board and informed/educated the Board on ESG matters, acquisition activities and other internal and external topics including strategy, supply chain, cyber security, enterprise risk management, HSE, and the ABM; (ii) memos prepared by management and external advisors highlighting current governance topics, including virtual shareholder meetings, board diversity, say on pay, ESG matters, proxy access, director tenure, advance notice of director nominations, enhanced quorum by-laws, over-boarding, Proposed National Instrument 51-107 – Disclosure of Climate-related Matters, exclusive forum by-laws, and director independence, were presented to the CG&N Committee and made available to all directors; (iii) an external advisor presented to the board on the topic of roles and responsibilities of directors; and (iv) articles/reports were provided to the Board, including ones addressing the Capital Markets Taskforce, crisis and risk management, non-GAAP disclosure, employment non-competes, foreign investment regulation, how boards can build organization resilience, and cyber security preparedness.

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Assessments

The CG&N Committee is responsible for conducting, at least annually, an assessment of the performance of the Board, the individual directors, each committee of the Board, the chair of each committee and the Chairman of the Board. For the year ended March 31, 2022, the Board assessment was carried out by way of a survey that was made available to Board members and completed on an anonymous basis, and through individual interviews with the Chairman of the Board. The survey addressed the Board, committees, committee chairs and Chairman of the Board and asked questions related to, among others, structure, oversight and relationships. It also solicited input on the effectiveness of the Board as compared to other boards and suggestions for improvements to Board functioning, process, mandate and performance. The survey included an individual director self-assessment section and solicited feedback on the director’s knowledge and qualifications, as well as effectiveness as a director. The results from the survey were reviewed by the CG&N Committee with the objective of identifying actions to be taken. The CG&N Committee reported on its findings at a subsequent meeting of the Board where an open discussion was had, with the goal of considering areas for improvement.

The CG&N Committee is mandated to conduct an annual review of the Corporation’s principal policies and mandates and its corporate governance activities, including a review of best practices. For example, ATS undertook a thorough review of its Disclosure Policy, Insider Trading Policy, and Restricted Share Unit Plan in connection with the post fiscal 2022 year-end CG&N Committee meeting, and changes were approved by the CG&N Committee and the Board.

Related Party Transactions

The CG&N Committee is responsible for reviewing and approving any transaction involving the Corporation and any “related party” as such term is defined in Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions to, among other things, ensure that the terms and conditions of such transactions are at fair market value or at least as favourable as prevailing market terms and conditions, or fair value if fair market value references do not exist.

Human Resources Committee

The Human Resources Committee currently comprises Michael Martino (Chair), Joanne Ferstman and David McAusland, all of whom are independent. The responsibilities, powers and operation of the Human Resources Committee are set out in the committee charter and highlighted below. The Human Resources Committee is empowered to retain and compensate external advisors.

Summary of Key Responsibilities of the Human Resources Committee:

•	oversee the recruitment of senior executives;

•	oversee the setting of goals and objectives, evaluation of performance and compensation of the CEO;

•	oversee compensation of other senior executives;

•	review and recommend to the Board for approval annual salary increases, bonuses and long-term incentive grants for the CEO and senior executives;

•	oversee succession planning for the CEO and senior executives;

•	oversee compensation principles, policies and plans; and

•	monitor performance related to health and safety.

Further information regarding the activities and recommendations of the Human Resources Committee is provided under the heading “Company Executives and Executive Compensation” in this Circular.

Strategic Opportunities Committee

The Strategic Opportunities Committee currently comprises Philip Whitehead (Chair), Mike Martino and Andrew Hider, two of the three being independent. The responsibilities, powers and operation of the Strategic Opportunities Committee are set out in the committee charter and highlighted below. The Strategic Opportunities Committee is empowered to retain and compensate external advisors.

Summary of Key Responsibilities of the Strategic Opportunities Committee:

•	review and provide advice to the Board with respect to potential strategic opportunities that involve acquisitions;

•	work closely with and in support of management when carrying out its mandate; and

•

carry out such other duties and responsibilities as may be assigned to it by the Board from time to time in connection with opportunities and proposals relating to material growth or strategic mergers, acquisitions or divestitures.

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VI. Company Executives and Executive Compensation

Letter to Shareholders

Dear Fellow Shareholders,

The Human Resources Committee is pleased to provide an overview of ATS’ performance in fiscal 2022 and a summary of our approach to assessing and determining the compensation of our executives.

Through fiscal 2022, ATS’ Board and management team worked together to execute on our strategy as a market-leading provider of end-to-end automation solutions and create significant value for our shareholders. While uncertainty from the pandemic remained, ATS’ strong attention to workforce retention and talent attraction allowed the Company to deliver on ambitious growth plans both organically and through acquisitions. Specific actions taken this past year include:

•	Recruitment of Fiona Cleland Nielsen as our Senior Vice President, Strategy and Corporate Development who is leading ATS’ corporate strategy and M&A function

•	Leveraging significant work completed to ensure business continuity through the pandemic to support continued focus on driving innovation and collaboration among a global workforce

•

Evolving ATS’ performance review process that emphasizes building strong teams, solidifies our commitment to continuous improvement and ultimately delivers results for our customers, shareholders and employees

Fiscal 2022 Corporate Performance

Fiscal 2022 has been a transformative year for ATS, with the successful acquisition of key businesses that intended to drive ATS’ ability to achieve cost synergies, establish the foundation for organic growth through cross selling, capability expansion and innovation. Following extraordinary efforts to navigate the business through the pandemic, ATS has leveraged the momentum to deliver significant growth across the organization, which was demonstrated by strong financial performance in fiscal 2022.

•	Quarterly revenues increased 51% year-over-year

•	Q4 adjusted EBIT[1] increased 73% year-over-year

•	At fiscal year end, quarterly Order Bookings[1] increased by 38% year-over-year and healthy Order Backlog[1] provided good revenue visibility

•	Q4 EBITDA[1] has increased by 69% year-over-year, fiscal 2022 EBITDA has increased 71% year-over-year

•	Q4 adjusted basic EPS[1] has increased by 88% year-over-year

•	Fiscal 2022 net income has increased 89% compared to fiscal 2021

•	Fiscal 2022 Total Shareholder Return (“TSR”) was 70.4%[2]

Transformational Acquisitions

ATS continues to pursue accretive, transformational acquisitions. During fiscal 2022, ATS announced seven additions to our business, including BioDot, Inc. (“BioDot”), NCC Automated Systems, Inc. (“NCC”), and SP Industries, Inc. (“SP”).

•	BioDot is a leading manufacturer of automated fluid dispensing systems

•	NCC is a provider of engineered-to-order sanitary automation solutions

•	SP is a designer and manufacturer of high-grade biopharma processing equipment and lab apparatus products

1

Non-IFRS measure: see “Non-IFRS and Other Financial Measures” in the Company’s fiscal 2022 Management’s Discussion and Analysis, which is incorporated by reference herein and is available on the Company’s profile on SEDAR at www.sedar.com.

2	Calculated as the change in closing share price on March 31, 2022 compared to the closing share price on March 31, 2021, divided by the closing share price on March 31, 2021.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Fiscal 2022 Compensation Decisions and Outcomes

ATS’ key objective is to be an industry-leading automation solutions provider across the globe, while maintaining strong stewardship of financial position. Following a period of prudent fiscal management through the pandemic, the Human Resources Committee and Board have worked to ensure ATS has the ability to attract and retain the key talent required for management to execute on its ambitious strategic plan.

•

Base salaries – The Committee and management conducted a fulsome review of peer organization pay levels that resulted in adjustments to base salaries of the CEO and the senior leaders to ensure the ongoing competitiveness of ATS’ pay programs

•

Management Incentive Bonus (“MIB”) – the corporate MIB outcome is assessed based on performance of adjusted earnings and cash generation, weighted 80% and 20%, respectively. As a result of management’s actions in the year, a score of 178% was achieved relative to a maximum possible achievement of 200%

•	Long-Term Incentives – the Board awarded LTIP (comprised of 50% PSUs, 25% stock options and 25% RSUs) at target levels to the executives in fiscal 2022

Looking Forward to Fiscal 2023

Along with overseeing executive compensation, the Committee has oversight of the Company’s strategy for the development of human capital, including programs and policies aimed to enhance our efforts in recruitment, retention, succession planning, talent management, leadership development and other essential elements of the employee life-cycle. We are proud of the efforts of management and our entire workforce in delivering value to our customers and shareholders. The Human Resources Committee and Board will continue to work on our approach to compensation to ensure the ongoing alignment with our long-term strategy, corporate culture and all stakeholders.

Sincerely,

Michael Martino

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1. Executive Compensation Overview

Named Executive Officers

For fiscal 2022, our Named Executive Officers, referred to as NEOs, were:

Name	Title
Andrew Hider	Chief Executive Officer

Ryan McLeod	Chief Financial Officer

Fiona Cleland Nielsen	Senior Vice President, Strategy and Corporate Development

Stewart McCuaig	Corporate Vice President, General Counsel

Udo Panenka	President, Industrial Automation

Compensation Philosophy

Our growth aspirations, together with the highly technical nature of our business and its attendant complexities, demand a highly skilled workforce and a dynamic senior management team with a broad skill set. It is in this context that ATS seeks to attract and inspire exceptional executive talent. The objectives of the ATS executive compensation program are as follows:

(1)	Compensation is to be used as a tool to attract, retain, and motivate quality executives.

(2)

The compensation program should align the interests of executives with those of the Corporation’s shareholders through application of pay for performance and the rewarding of actions that are in the best interest of the whole.

(3)	The compensation program should encourage appropriate risk-taking, with a focus on long-term outcomes.

Accordingly, our compensation program is structured based on the following elements:

•	A significant portion of total compensation is “at-risk” and linked to corporate and individual performance in the context of our strategic plan

•	Our incentive program fosters direct alignment between executives and shareholders

•	We generally target our executives’ overall compensation at the median of market

Annual Compensation Process

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Compensation Peer Group

The compensation peer group outlined below (the “2022 Comparator Group”) was approved by the Committee in April 2021 for the purpose of determining how our CEO was compensated in relation to relevant markets. The 2022 Comparator Group was identified based on the following factors:

Criteria	Description
Industry	Companies categorized in the following S&P Global Industry Classification Standard (“GICS”) sectors: industrial machinery, auto parts and equipment, electronic equipment and instruments, and semiconductor equipment

Size	Market capitalization, enterprise value, revenue, EBITDA, and net income generally in the range of one half to two times that of the Corporation

Scope of Business	Global operations

2022 Comparator Group

Altra Industrial Motion Corporation	John Bean Technologies Corporation

Hillenbrand, Inc.	The Greenbrier Companies Inc.

Barnes Group Inc.	SPX Corporation

Cubic Corporation	AAR Corp.

EnPro Industries, Inc.	Hyster-Yale Materials Handling, Inc.

Astec Industries, Inc.	TPI Composites, Inc.

Belden Inc.	Watts Water Technologies, Inc.

ESCO Technologies Inc.

The table below provides revenue and market capitalization data for the 2022 Comparator Group, as well as ATS’ percentile ranking among the comparator group.

2022 Comparator Group Data[1]	Revenue ($ millions)[2]	Market Capitalization ($ millions)[3]
25th percentile	$1,556	$2,096
50th percentile	$2,201	$2,541
75th percentile	$2,394	$3,149
ATS percentile rank[4]	46%	86%

1	Conversion to Canadian dollars: U.S. $1.00 = C $1.250
2	Most recently reported annual revenue as of March 31, 2022
3	Market capitalization as of March 31, 2022
4	Based on ATS fiscal 2022 revenues and market capitalization as at March 31, 2022

The 2022 Comparator Group was also used as a reference point for the high-level design of our compensation program for the balance of our senior executives. In addition, for the CFO and other senior management, the Corporation utilized the services of an external consultant and conducted targeted benchmarking based on specific geographies where executives reside and relevant industry data.

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Human Resources Committee Governance

Committee Membership and Experience

The Human Resources Committee is made up exclusively of independent directors and includes Michael Martino (Chair), Joanne Ferstman and David McAusland.

Name	Experience
Michael Martino (Chair)	Mr. Martino was previously on the board of Spar Aerospace and served on its compensation committee. Mr. Martino has an MBA from New York University and has been a financial analyst following company proxy disclosures since 1994.

Joanne Ferstman	Ms. Ferstman was responsible for many aspects of executive compensation during her career, including as CFO of a public company, and she has been a member of or chaired many public company HR committees with complex issues.

David McAusland	Mr. McAusland has extensive experience as a corporate director. He has served as a member of and chairman of various public company human resources and compensation committees. Mr. McAusland has also been a legal and strategic advisor to public companies and their shareholders in matters of governance, corporate finance and major transactions.

Committee Mandate

The Committee has primary responsibility for executive compensation, including setting compensation levels, ensuring plan design aligns with corporate objectives and shareholder interests, assessing performance and compensation risk, and determining appropriate incentive payouts.

Our annual compensation review process involves management, the Human Resources Committee, and external advisors, as needed, with ultimate decision making resting with the Board. Our annual compensation review process follows these key steps:

Step	Description
1) Establish	Establish performance metrics and objectives: Prior to the start of the fiscal year, management will recommend to the HRC for review and recommendation to the Board:

• Short-term incentive plan (i.e., bonus) structure and financial targets for the fiscal year

• CEO objectives for the year

• PSU scorecard metrics for the applicable three-year performance period

2) Review	Review market competitiveness of compensation program and governance practices: As required during the fiscal year and with the support of management and independent advisors, the Human Resources Committee:

• Develops and recommends for Board approval an executive compensation peer group used to assess the ongoing competitiveness of ATS’ executive pay programs

• Conducts market competitiveness reviews of total compensation

• Reviews compensation program design and governance practices, taking into consideration stakeholder feedback

3) Recommend	Recommend to the Board: Based on its review, including input from management and advisors, the HRC approves and makes recommendations to the Board for approval:

• Compensation plan design and governance changes

• Changes to annual target compensation, pay mix and LTIP mix or other components of ATS’ compensation program

4) Approve	Approve compensation: The CEO makes recommendations to the HRC on each component of compensation for direct reports, taking into account each individual’s scope of role, experience, performance and market data. With input from independent advisors, the HRC recommends to the Board the CEO and officer compensation decisions, including salary, MIB outcomes and LTIP award.

5) Monitor & Assess	Monitor and assess corporate performance: On a regular basis, management provides the HRC with an update of corporate performance to discuss and align on progression of annual objectives and expectations. Following the end of each fiscal year, management analyses business performance achievement and PSU metric achievement against approved targets and presents to the HRC for review and recommendation to the Board for approval. In its review, the HRC:

• Reviews management’s analysis, considers market context and both internal and external factors

• Consults with its independent advisors

• Approves and recommends for Board approval the STIP and PSU achievement

6) Finalize	The HRC presents its recommendations to the Board for approval. Final approval rests with the Board, and the Board may apply informed judgment to make discretionary adjustments where deemed appropriate to finalize compensation outcomes.

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A summary of the key responsibilities of the Human Resources Committee are set out above under the heading “Statement of Corporate Governance Practices – Human Resources Committee” on page 31.

External Consultants and Advisors

The Human Resources Committee has the ability to retain the services of external compensation consultants to provide information, analysis and recommendations on market conditions and competitive pay practices.

Hugessen Consulting was initially retained in November 2019 following a formal request for proposals by the Committee. Hugessen Consulting was retained as the independent executive compensation advisor with a primary mandate to advise the Committee on executive compensation and incentive plan design. The nature and scope of services provided by Hugessen Consulting to the Committee in fiscal 2022 included:

•	Advice regarding pay comparator group and NEO compensation levels

•	Information regarding compensation and related governance trends

•	Advice on industry practice regarding short-term and long-term incentive programs and assistance preparing proposed changes, including back-testing and scenario analysis of potential changes

•	Reviewing and providing advice to the Committee regarding management-prepared materials and recommendations

•

Review of executive contract agreements and long-term incentive agreements Mercer (Canada) Limited (“Mercer”) provided services related to benchmarking of compensation. Fees paid to Hugessen Consulting and Mercer during fiscal 2022 and 2021 were as follows:

	2022	2021
Hugessen – Executive compensation-related fees	$125,232	$193,009
Mercer – Executive compensation-related fees	$80,728	$50,454
Total	$205,960	$243,463

HRC approval is not required to approve non-compensation related services provided to management by external advisors.

Compensation Principles and Risk Mitigation

Our executive compensation programs reflect the following principles, which the Human Resources Committee believes are in the best interests of Shareholders and align with good corporate governance practices:

What we do	What we don’t do
• Maintain a pay mix that emphasizes at-risk and performance-based compensation elements	• Repricing of outstanding option awards

• Retain independent compensation experts, who report directly to the HRC	• Provide tax gross-ups for salary or bonus compensation

• Benchmark pay levels and mix to other organizations of comparable size in the same industry and geographic areas of operation	• Provide financial assistance to executives for any purpose

• Measure performance and align compensation outcomes with achievement of corporate goals over short-and long-term horizons	• Change performance metrics or payout curves for long-term awards that have been granted

• Use multiple metrics to evaluate performance to determine PSU payouts

• Align CEO interests with shareholders’ interests through CEO share ownership guidelines

• Mitigate risk by having anti-hedging and incentive claw-back arrangements

• Double-trigger change of control provision in CEO employment contract

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Executive Incentive Claw-back Arrangement

The Board has adopted an executive incentive claw-back arrangement (a “claw-back policy”) for the CEO and senior executives to further align the interests of management and shareholders. Highlights of the claw-back policy are as follows:

Element	Policy
Elements of Compensation	MIB
PSU, RSU or stock option grant

Eligible Employees	CEO
Senior Executives

Triggering Events	Restatement of financial results or misconduct

Claw-back Amount	MIB: At discretion of Board, any or all of the bonus awarded in the fiscal year(s) in which the triggering event occurred

PSU, RSU, stock option: At discretion of Board, any or all unvested awards and repayment of monetary gain from any portion of vested awards in connection with the fiscal year(s) in which the triggering event occurred

Executive Share Ownership Requirements

To align CEO, CFO, and shareholder interests, the Board has established minimum share ownership requirements as follows:

Element	Policy
Ownership Requirement	five x CEO base salary; two x CFO base salary

Units Counted Towards Requirement	Common Shares
RSUs/PSUs (phased out after six years – requirement is based on 100% Common Share holdings by the end of year six)

Timeframe to Meet Requirement	five years from appointment

Additional Requirements held	In the case of the CEO, 75% of all shares acquired from the exercise of stock options must be held until requirement is met

Shares meeting the share ownership requirement must be retained for two years following termination of employment

	Ownership
	Requirement			Value of Share
	(as multiple	Share Ownership	Total Share	Ownership as %
Name	of base salary)	Requirement ($)	Ownership	of Requirement
Andrew Hider	five times	$5,311,000	$17,631,214	332%
Ryan McLeod	two times	$920,000	$1,156,590	126%

The Corporation adopted an “Executive Share Ownership Policy” in 2022 for senior executives, that mandates those executives on ATS’ Executive Leadership Team (“ELT”) to acquire and hold Common Shares having a value equal to one x their annual base salary. Executives have five (5) years from the later of the adoption of the Executive Share Ownership Policy and their appointment to the ELT to satisfy the requirement. Some ELT members have also committed to similar share ownership requirements in their employment agreements.

Anti-Hedging Policy

The Corporation has adopted a policy prohibiting executives and directors from purchasing financial instruments, including, for greater certainty, puts, options, calls, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds that are designed to hedge or offset a decrease in market value of ATS Common Shares or other securities of the Corporation held, directly or indirectly, by executives and directors as part of their personal holdings. The policy does not apply to indirect holdings that an executive officer or director may have through an institutional investor.

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Summary of Compensation Program

The following table summarizes the compensation components offered to executives and illustrates the “at-risk” and “not-at-risk” components. Further description of each component follows this summary.

	Not-At-Risk		At-Risk
	Compensation		Compensation
	Base	Other	Management	Long-Term
	Salary	Compensation	Incentive Bonus	Incentive Plan
Description	Fixed cash compensation for the services provided by the executive officer	Health and insurance, Savings Plan, car allowance, parking, other	Lump sum cash payment provided for annual performance	LTIP awards delivered 50% PSUs, 25% RSUs and 25% stock options

Purpose	Provide competitive level of fixed compensation	Assist in overall health and financial wellbeing of executives and their families	Recognize and reward individual and business performance annually	Drive mid- and long-term corporate performance; create shareholder alignment

Determination	Peer market data, performance, experience and scope of role	Market competitiveness	Individual and business performance outcomes range from 0%–200% of target	LTIP award typically granted annually at target

Performance Link	Salary commensurate with executive background, role and performance	Not performance-based	Individual performance based on achievement of individual objectives set in accordance with strategic plan Business performance based on objectives approved by the Board

RSUs: payouts linked directly to share price

PSUs: payout amounts range from 0%–200% of grant amount subject to achievement of performance measures

Stock options: payouts linked directly to increase in share price following date of grant

Performance Period	Daily	Daily	One year	RSUs: three years Stock options: four years

Time of Payout	Bi-weekly or regular payroll dates, as applicable	Bi-weekly or regular payroll dates, as applicable	Annually	RSUs/PSUs: vest on third anniversary of grant date Stock options: vest equally over four years following grant date

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2. Components of ATS’ Executive Compensation Program

2022 Target Total Compensation Mix

Given 82% of the CEO and 68% of the Other NEOs target pay was at-risk for fiscal 2022, executive compensation is strongly aligned with the shareholder experience.

		Base Salary	STIP Target Award	LTIP Target Grant
Name	Position	(% of Total Comp)	(% of Total Comp)	(% of Total Comp)
Andrew Hider	CEO	18%	26%	56%
Ryan McLeod	CFO	32%	39%	29%
Fiona Cleland Nielsen[1]	Senior Vice President, Strategy and Corporate Development	16%	21%	63%
Stewart McCuaig	Corporate Vice President, General Counsel	35%	42%	23%
Udo Panenka	President, Industrial Automation	47%	31%	22%

1

Ms. Cleland Nielsen joined ATS on August 2, 2021. In accordance with her employment agreement, for purposes of calculating her bonus entitlement for fiscal 2022, she was deemed to have been employed for 10 months. The agreement provides that Ms. Cleland Nielsen was to receive an initial LTIP grant in fiscal 2022 and a further grant in fiscal 2023 each with a value of U.S. $500,000.

Base Salary

Base salaries provide employees and executive officers with a competitive level of fixed cash compensation. The base salary of each executive officer compensates them for performing day-to-day responsibilities and reflects the complexity of their role and their industry experience.

Base salaries at March 31, 2022 and March 31, 2021 for our NEOs were therefore as follows:

Name	Position	2022	2021	% Change
Andrew Hider	CEO	U.S. $ 850,000	U.S. $ 700,000	21%
Ryan McLeod[1]	CFO	CAD $ 460,000	CAD $ 400,000	15%
Fiona Cleland Nielsen[2]	Senior Vice President, Strategy and Corporate Development	U.S. $ 350,000	N/A	N/A
Stewart McCuaig	Corporate Vice President, General Counsel	CAD $ 339,000	CAD $ 323,000	5%
Udo Panenka	President, Industrial Automation	EUR 336,000	EUR 329,000	2%

1	Mr. McLeod was promoted to Chief Financial Officer on November 24, 2020.
2	Ms. Cleland Nielsen joined ATS on August 2, 2021 as Senior Vice President, Strategy and Corporate Development.

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Management Incentive Bonus

Executives participate in the Management Incentive Bonus plan, which rewards individual and business performance over the fiscal year. The value of the MIB is calculated as follows:

Bonus Target amounts are expressed as a percentage of base salary with individual performance factor (“IPF”) and business performance factor (“BPF”) weightings applied according to the executive’s level in the organization. More senior executives have greater potential to impact business outcomes and have a higher proportion of their bonus weighted to corporate results.

			Business	Individual
		Target as %	Performance	Performance
Name	Position	of Salary	Factor Weighting	Factor Weighting
Andrew Hider	CEO	100%	80%	20%
Ryan McLeod	CFO	75%	80%	20%
Fiona Cleland Nielsen	Senior Vice President, Strategy and Corporate Development	50%	80%	20%
Stewart McCuaig	Corporate Vice President, General Counsel	75%	80%	20%
Udo Panenka	President, Industrial Automation	50%	80%	20%

Individual and business performance factors range from 0% to 200% of target.

Certain executives may also have a portion of their business performance factor linked to the business unit performance as opposed to consolidated performance by including measures such as EBIT, cash generation and Order Bookings at the business unit level.

ATS Fiscal 2022 Business Performance Factor

The Business Performance Factor of the MIB is designed to evaluate annual corporate performance against the achievement of goals aligned with the execution of ATS’ strategic plan. Each measure has a threshold, target and maximum identified at the beginning of the annual performance period. Achievement must be above threshold to result in a payout for each performance metric.

Each year, ATS approves metrics for the business performance factor by which it evaluates and measures its performance in key aspects of the Corporation’s business. Performance is monitored throughout the year and at year-end the Committee assesses the Company’s performance against each performance objective and considers all relevant factors. The Committee retains discretion to ensure overall results are fair; however, they use this discretion cautiously, and where practical, use metrics that are objective, measurable and transparent to minimize the need for discretion.

In setting the threshold, target, and maximum levels of performance for each business performance factor metric in fiscal 2022, the Human Resources Committee continued to consider the uncertainty due to the pandemic. While the fiscal 2022 business plan provided for more positive outcomes compared to fiscal 2021, the Committee continued to set the stretch performance required for both financial metrics similar to fiscal 2021 to account for potential continued volatility in the market.

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Specifically, the stretch goal was set 40% above target. In setting difficult stretch goals, the Committee looked to ensure management was properly compensated for navigating the pandemic and was not unduly rewarded for lower year-over-year performance outcomes.

In addition to the Business Performance Factor metrics, the Human Resources Committee also reviewed other aspects of performance in fiscal 2022, particularly in the context of the COVID-19 pandemic.

•	Quarterly revenues increased 51% year-over-year

•	Q4 adjusted EBIT[1] increased 73% year-over-year

•	At fiscal year end, quarterly Order Bookings[1] increased by 38% year-over-year and healthy Order Backlog[1] provided good revenue visibility

•	Q4 adjusted EBITDA[1] increased by 69% year-over-year; fiscal 2022 adjusted EBITDA[1] increased 71% year-over-year

•	Q4 adjusted basic EPS[1] increased by 88% year-over-year

•	Fiscal 2022 net income increased 89% compared to fiscal 2021

•	Fiscal 2022 Total Shareholder Return (“TSR”) was 70.4%[2]

1

Non-IFRS measure: see “Non-IFRS and Other Financial Measures” in the Company’s fiscal 2022 Management’s Discussion and Analysis, which is incorporated by reference herein and is available on the Company’s profile on SEDAR at www.sedar.com.

2	Calculated as the change in closing share price on March 31, 2022 compared to the closing share price on March 31, 2021, divided by the closing share price on March 31, 2021.

In fiscal 2022, maximum performance was exceeded on the adjusted EBIT metric, while the cash metric scored below the target metric. The Adjusted EBIT metric is weighted at 80% and the Cash generation metric is weighed at 20%. The adjusted EBIT metric resulted in an achievement of 200% of the target metric, which resulted in the maximum achievement of 160%. A score of 18% was calculated for the 20% weighted cash measure. MIB metrics for Mr. Panenka included additional metrics at the sub-consolidated level. The table below outlines actual Business Performance Factor achievement on each metric at the consolidated level:

	Threshold	Target	Maximum	Actual	Calculated
Performance	(50%	(100%	(200%	Achievement	Payout
Metric	payout level)	payout level)	payout level)	(% of target)	(% of target)	Weight	Contribution
Adjusted EBIT	-25% of Target	Target	+40% of Target	145%	200%	80%	160%
Cash	-40% of Target	Target	+40% of Target	91%	88%	20%	18%

						Total	178%

Individual NEO Performance

Early in fiscal 2022, each executive officer developed key strategic personal deliverables in support of ATS’ 2022 corporate objectives. In early fiscal 2023, the CEO met with each of the Corporation’s executive officers as part of an annual review process to discuss and evaluate their individual 2022 performance and achievements. Following this review, the quantum of recommended cash bonus awards were reviewed by the Human Resources Committee and advanced to the Board for approval. The table below outlines the calculation of each NEO’s fiscal 2022 MIB payout.

	Business		Total MIB Factor Including
Name	Performance Factor		20% Weighted Individual		Actual
	Achievement	Weight	Performance Factor	Target MIB	MIB Payout
Andrew Hider	178%	80%	182%	$1,062,500	$1,725,500
Ryan McLeod	178%	80%	178%	$345,000	$613,400
Fiona Cleland Nielsen[1,2]	178%	80%	162%	$182,300	$296,000
Stewart McCuaig	178%	80%	175%	$254,200	$454,200
Udo Panenka[1]	140%[3]	80%	145%	$232,300	$332,300

1

The amounts for: Target MIB and Actual MIB Payout for Ms. Cleland Nielsen and Mr. Panenka were converted to Canadian dollars using the average exchange rate of U.S. $1.00 = C. $1.25 and 1.00 Euro = C. $1.383, respectively.

2

Ms. Cleland Nielsen joined ATS on August 2, 2021. In accordance with her employment agreement, for purposes of calculating her bonus entitlement for fiscal 2022, she was deemed to have been employed for 10 months.

3	MIB metrics for Mr. Panenka included additional metrics at the sub-consolidated level which operated to adjust what would otherwise be 178% achievement at the consolidated level.

See page 44 for a detailed discussion of CEO individual performance in fiscal 2022.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Long-Term Incentive Compensation

The Human Resources Committee believes long-term incentives should form a significant portion of our NEOs’ overall compensation in order to create strong alignment between compensation, corporate performance and shareholder returns. Our long-term equity incentives are designed to achieve the following objectives:

•	Reward the achievement of long-term business objectives that benefit our shareholders;

•	Align the interests of our executives with those of shareholders; and

•	Retain a successful and proven management team.

Annual target LTI awards are aligned with median competitive pay and are expressed as a percentage of an executive’s salary, as shown in the table below.

Name	LTI Target (% of Salary)
Andrew Hider	350%
Ryan McLeod	100%
Fiona Cleland Nielsen	75%
Stewart McCuaig	75%
Udo Panenka	50%

Following an extensive review in fiscal 2021, the Human Resources Committee continues to view the current long-term incentive design and mix of instruments as providing appropriate alignment to ATS’ strategy and growth ambitions. In order to foster further alignment, the Committee has determined that RSUs and PSUs may settle in ATS Common Shares, where deemed advisable by the Committee, or cash payments, starting with fiscal 2023 awards. This allows ATS to more effectively manage cash as well as create the opportunity for a higher level of share ownership among plan participants. ATS’ long-term incentives consist of performance share units, restricted share units and stock options, as outlined in the table below:

Key Features	PSUs	RSUs	Options
2022 LTI Mix	50%	25%	25%
Vesting Period	Cliff vests after 3 years	Cliff vests after 3 years	Ratable vesting over 4 years
Award Size	Target grant sizes set as a % of base salary. Final grant size subject to Board discretion.
Fiscal 2022 Performance Measures	50% 3-year share price target 50% 3-year cumulative adjusted EPS	None	None
Performance Framework	Payout 0%–200% of grant	None	None
Settlement	Cash	Cash	Common Shares

Performance Share Units

For fiscal 2022, performance share units, or PSUs, are notional units that pay out in a cash amount equivalent to the value of an ATS Common Share on the vesting date. PSUs vest at the end of three years and are subject to performance vesting conditions such that all units are forfeited if a threshold level of performance is not met. Conversely, up to 200% of the units originally granted may pay out upon achieving maximum performance. The PSU performance conditions are based 50% on the achievement of a three-year cumulative earnings per share target and 50% on a three-year share price growth target.

Restricted Stock Units

For fiscal 2022, restricted stock units, or RSUs, are time-vested notional units that track the value of ATS Common Shares. RSUs provide a meaningful retention incentive with direct alignment to shareholders. RSU grants vest on the third anniversary of the grant and are settled in cash.

Stock Options

Stock options granted under the Corporation’s stock option plans provide for vesting over time. For the last several years, all time-vested stock options granted by the Corporation have vested 25% on each of the first, second, third and fourth anniversaries of the date of grant. There are no time-vested stock options that provide for any vesting within the first 12 months from the grant date. All stock options granted have an exercise price equal to the market price of the underlying ATS Common Shares at the time of grant. Therefore, recipients of stock options are rewarded for an increase in the share price, thus subjecting this aspect of compensation to risk and aligning employee interests with shareholder interests.

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PSUs Vested Fiscal 2022

In December 2021, performance share units granted in May 2019 vested. The calibration of the shoulders for the share price appreciation metric resulted in a range from 25% below target (threshold) to 25% above target (maximum). The calibration of the shoulders for the adjusted EPS metric resulted in a range from 25% below target (threshold) to 25% above target (maximum). During the two-and-a-half-year performance period, the share price growth metric achieved 514% of the targeted increase, which was above the threshold of 150% of target and resulted in the maximum share price payout of 150%. The adjusted EPS metric achieved 105% of target, which translated into an adjusted EPS payout of 110%. The combined performance resulted in a combined achievement of 130%. This compares to a 64% payout of the 2018 PSU award.

				Graded	Weighted
PSU Metric	Weight	Target	Actual	Achievement	Score
Adjusted EPS	50%	$1.19	$1.26	110%	55%
Share Price Growth	50%	$25.95	$48.79	150%	75%
Total					130%

Registered Retirement Savings Plans

For Canadian executives, ATS matches individual contributions on a one-to-one basis up to a maximum of 3% of base salary. For U.S. executives, ATS contributes to a 401(k) plan. In fiscal 2022, ATS matched individual contributions on a one-to-one basis up to a maximum employer contribution.

Benefits and Perquisites

Executives receive health and insurance benefits, wellness spending accounts and car allowances. As part of Andrew Hider’s employment agreement and relocation to Canada, he received an annual housing allowance of U.S. $250,000, which was prorated for fiscal 2022 and ceased on December 31, 2021.

3. Fiscal 2022 CEO Compensation

Mr. Hider is responsible for the overall financial performance of ATS and is accountable for the leadership and management of ATS in achieving its strategic objectives. As CEO, Mr. Hider is the principal architect of the strategic direction for the business and the Company’s financial and human capital priorities. Mr. Hider is also responsible for fostering a culture of integrity throughout ATS and setting the tone for the standards and guiding principles that determine how the Company conducts its businesses.

CEO Performance

ATS entered fiscal 2022 following a strong rebound in the latter half of fiscal 2021 and continued to gain momentum throughout the year. Under the leadership of Mr. Hider, ATS has recorded strong financial growth as well as executed on several key acquisitions. The strong operational execution and delivery on an ambitious growth plan have resulted in significant shareholder value creation. In assessing Mr. Hider’s individual performance for fiscal 2022, the Human Resources Committee considered the following achievements:

•

High level of execution on the strategic plan, including balance sheet management, organic growth and accretive acquisitions continued to strengthen the leadership team and maintain the Company’s high-performance culture

•	Provided strong leadership across the organization, particularly as acquisitions are integrated

•	Strengthened communications with internal and external stakeholders

As a result of strong company performance, the Corporate Scorecard was calculated at 178% of target – based on adjusted EBIT and a cash metric. Mr. Hider also exceeded expectations regarding his Individual Performance resulting in an Individual Performance Score of 200% and a STIP payout of 182% of target.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

CEO Compensation1

	2022 Actual	2021 Actual
Salary	$1,031,900	$932,900
Variable Compensation
Annual Cash Incentive	$1,725,500	$1,772,900
Performance Share Units	$1,884,300	$1,360,300
Restricted Share Units	$942,100	$680,200
Stock Options	$942,000	$687,600
Other Compensation	$219,400	$696,100
Total Direct Compensation	$6,745,200	$6,130,000

1	The amounts for the CEO Compensation were converted to Canadian dollars using the average exchange rate of U.S. $1.00 = C. $1.250 and U.S. $1.00 = C. $1.333 for fiscal 2022 and 2021, respectively.

4. Performance Graph

The following graph compares the Corporation’s cumulative total shareholder return on its ATS Common Shares with the cumulative total return of the S&P/TSX Composite Index (the “S&P/TSX Index”) over the period from March 31, 2017 to March 31, 2022 (the Corporation’s fiscal year end is March 31). The graph illustrates the cumulative return on a $100 investment in ATS Common Shares made on March 31, 2017 as compared with the cumulative return on a $100 investment in the S&P/TSX Index made on March 31, 2017. The ATS Common Share performance as set out in the graph does not indicate future price performance.

Comparison of Total Return between ATS Automation Tooling Systems Inc. and S&P/TSX Composite Index

	March 2017	March 2018	March 2019	March 2020	March 2021	March 2022
ATS	$100.00	$130.36	$144.73	$121.30	$195.06	$332.35
S&P/TSX Index	$100.00	$101.71	$109.96	$90.80	$136.08	$163.56

As described elsewhere in this Circular, the compensation plan for senior executives of the Corporation is tied to the financial performance of the business and not to share performance alone. Fiscal 2018, fiscal 2019, fiscal 2020 and fiscal 2021 performance was positive when compared to the S&P/ TSX and bonuses were awarded. Fiscal 2022 performance was again positive when compared to the S&P/TSX and bonuses were awarded as described under “Individual NEO Performance.”

The bar graph in the above illustration shows total NEO compensation (as disclosed in the Circular for each of the applicable years) and allows the reader to compare it to the total return of ATS.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

5. Executive Compensation

Summary Compensation Table

The following table sets out information concerning the compensation earned from the Corporation and any of the Corporation’s subsidiaries during the financial years ended March 31, 2022, 2021 and 2020, by the Corporation’s Named Executive Officers.

							Non-Equity Incentive
							Plan Compensation
			Share-Based		Option-Based		Annual Incentive	Long-Term		All Other	Total
Name and	Financial	Salary	Awards[1]		Awards		Plans[2]	Incentive Plans	Pension Value	Compensation[3]	Compensation
Principal Position	Year	($)	($)		($)		($)	($)	($)	($)	($)
A. Hider	2022	1,031,900	2,826,400	[5]	942,000	[6]	1,725,500	—	—	219,400	6,745,200
Chief Executive Officer[4]	2021	932,900	2,040,500	[7]	687,600	[8]	1,772,900	—	—	696,100	6,130,000
	2020	935,400	1,354,500	[9]	446,700	[10]	816,100	—	—	481,000	4,033,700
R. McLeod	2022	460,400	345,000	[5]	115,000	[6]	613,400	—	—	34,600	1,568,400
Chief Financial Officer	2021	313,800	262,800	[7]	59,000	[8]	546,000	—	—	15,700	1,197,300
	2020	211,300	58,800	[9]	19,400	[10]	167,200	—	—	6,900	463,600
F. Cleland	2022	168,300	716,000	[5]	—		296,200	—	—	11,900	1,192,200
Nielsen
Senior Vice	2021	—	—		—		—	—	—	—	—
President,	2020	—	—		—		—	—	—	—	—
Strategy and
Corporate
Development[4,13]
S. McCuaig	2022	347,600	187,500	[5]	62,500	[6]	454,200	—	—	38,700	1,090,500
Corporate Vice President,	2021	323,100	378,200	[7]	48,700	[8]	431,300	—	—	37,100	1,218,400
General Counsel	2020	321,400	131,600	[9]	43,400	[10]	194,600	—	—	35,800	726,800
U. Panenka President,	2022	464,100	180,000	[5]	60,000	[6]	332,300	—	—	47,400	1,083,800
Industrial	2021	507,000	356,300	[7]	70,900	[8]	271,700	—	—	49,500	1,255,400
Automation[11,12]	2020	446,000	194,600	[9]	—		74,900	—	—	44,300	759,800

1

These awards comprise time-vested RSUs and performance-based RSUs. The estimated fair value of the time-vested RSUs and 2022 and 2021 performance- based RSUs were calculated as of the grant date by multiplying the number of RSUs by the five-day volume-weighted average price of ATS Common Shares on the TSX ending the day prior to the date of the grant. The estimated fair value of the 2019 performance-based RSUs were calculated as of the grant date by multiplying the number of RSUs by the five-day volume weighted average price of ATS Common Shares on the TSX ending the day prior to the date of the grant and discounting this number by 25%. This discount reflected management’s view as to the fair value of the performance-based RSUs, taking into consideration market practices, the specific grading structure for these performance-based RSUs, and actual historical vesting experience. These methodologies were adopted as it was management’s view that they best approximated the fair value of the RSUs at the date of the grant. The estimated fair values reported are theoretical values derived at a point in time and will be different than the value upon exercise and the value used for financial reporting purposes. See “Summary of Compensation Program” on page 39 for a description of potential performance-based outcomes.

2	These amounts represent bonuses under the Corporation’s short-term incentive program.
3

All other compensation includes the following items which exceed 25% of the total values: Mr. Hider received an allowance for housing and related living expenses of $177,000. In previous years, Mr. Hider’s other compensation included tax equalization payments; Mr. McLeod received an automobile allowance and associated expenses of $19,900 and an employer contribution to RRSPs of $13,800; Ms. Cleland Nielsen received an automobile allowance and associated expenses of $6,500 and an employer contribution to retirement savings of $5,400; Mr. McCuaig received an automobile allowance and associated expenses of $19,900 and an employer contribution to RRSPs of $10,400; Mr. Panenka received an automobile and associated expenses of $25,200 and an employer contribution to social security of $19,700.

4

The amounts for: salary, annual incentive plans and all other compensation for Mr. Hider and Ms. Cleland Nielsen were converted to Canadian dollars using the average exchange rate of U.S. $1.00 = C. $1.250, U.S. $1.00 = C. $1.333 and U.S. $1.00 = C. $1.331 for fiscal 2022, 2021 and 2020, respectively.

5

Mr. Hider, Mr. McLeod, Mr. McCuaig and Mr. Panenka were granted 62,663, 7,649, 4,157 and 3,991 performance-based RSUs and 31,331, 3,824, 2,078 and 1,995 time-vested RSUs, respectively, on May 31, 2021; Ms. Cleland Nielsen was granted 16,914 time-vested RSUs on August 12, 2021 (see “Outstanding Share-Based Awards and Option-Based Awards” on page 47 for details).

6

These option grants were effective May 31, 2021 with the number of underlying options being as follows: Mr. Hider – 108,404; Mr. McLeod – 13,233; Mr. McCuaig – 7,192 and Mr. Panenka – 6,904 (see “Outstanding Share-Based Awards and Option-Based Awards” on page 47 for details). The fair value of the stock option grants was estimated at the date of the grant using a Black-Scholes option-pricing model in accordance with the standard methodology applicable to time-vested stock option grants (“Black-Scholes methodology”). The following assumptions were used in the model (being the same assumptions used for financial reporting purposes): risk-free interest rate of 0.84%, expected volatility in the market price of the ATS Common Shares of 32.27%, expected life of 4.75 years, and a dividend yield of nil %.

7

Mr. Hider, Mr. McLeod, Mr. McCuaig and Mr. Panenka were granted 67,275, 5,777, 4,766 and 6,932 performance-based RSUs and 33,638, 7,221, 13,937 and 10,687 time-vested RSUs, respectively, on August 20, 2020 (see “Outstanding Share-Based Awards and Option-Based Awards” on page 47 for details).

8

These option grants were effective August 20, 2020 with the number of underlying options being as follows: Mr. Hider – 123,887; Mr. McLeod – 10,638; Mr. McCuaig – 8,777 and Mr. Panenka – 12,766 (see “Outstanding Share-Based Awards and Option-Based Awards” on page 47 for details). The fair value of the stock option grants was estimated at the date of the grant using the Black-Scholes methodology. The following assumptions were used in the model (being the same assumptions used for financial reporting purposes): risk-free interest rate of 0.36%, expected volatility in the market price of the ATS Common Shares of 31.53%, expected life of 4.75 years, and a dividend yield of nil %.

9

Mr. Hider, Mr. McLeod and Mr. McCuaig were granted 57,633, 2,500 and 5,600 performance-based RSUs and 21,613, 938 and 2,100 time-vested RSUs, respectively, on May 27, 2019; Mr. Panenka was granted 9,300 time-vested RSUs on May 19, 2019 (see “Outstanding Share-Based Awards and Option-Based Awards” on page 47 for details).

10

These option grants were effective May 27, 2019 with the number of underlying options being as follows: Mr. Hider – 76,100; Mr. McLeod – 3,301 and Mr. McCuaig – 7,394 (see “Outstanding Share-Based Awards and Option-Based Awards” on page 47 for details). The fair value of the stock option grants was estimated at the date of the grant using the Black-Scholes methodology. The following assumptions were used in the model (being the same assumptions used for financial reporting purposes): risk-free interest rate of 1.48%, expected volatility in the market price of the ATS Common Shares of 29.88%, expected life of 4.75 years, and a dividend yield of nil %.

11	Mr. Panenka commenced employment with ATS on May 1, 2019.
12

The amounts for: salary, annual incentive plans and all other compensation for Mr. Panenka were converted to Canadian dollars using the average exchange rate of 1.00 Euro = C. $1.383, 1.00 Euro = C. $1.541, and 1.00 Euro = C. $1.479 for fiscal 2022, 2021 and 2020, respectively.

13	Ms. Cleland Nielsen commenced employment with ATS on August 2, 2021.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Incentive Plan Awards

Outstanding Share-Based Awards and Option-Based Awards

The following table sets out the outstanding share-based awards and option-based awards in favour of the NEOs as at March 31, 2022.

					Option-Based Awards					Share-Based Awards
						Common Shares				Market or Payout
						or Units of		Market or Payout		Value of Vested
	Number of				Value of Unexercised	ATS Common		Value of Share- Share-Based Awards
	Securities Underlying		Option Exercise	Option Expiration	In-the-Money	Shares that Have		Based Awards that		Not Paid Out or
	Unexercised Options		Price[1]	Date[2]	Options[3]	Not Vested		Have Not Vested		Distributed
Name	(#)		($)		($)	(#)		($)		($)
A. Hider	108,404	[4]	30.07	May 31, 2028	1,629,312	—		—		—
Chief Executive	123,887	[4]	20.22	August 20, 2027	3,082,309	—		—		—
Officer	76,100	[4]	20.89	May 27, 2026	1,842,381	—		—		—
	86,282	[4]	20.30	May 28, 2025	2,139,794	—		—		—
	30,312	[4]	12.77	May 29, 2024	979,987	—		—		—
	—		—	—	—	129,938	[5]	5,860,204	[6]	—
	—		—	—	—	64,969	[7]	2,930,102	[8]	—
R. McLeod	13,233	[4]	30.07	May 31, 2028	198,892	—		—		—
Chief Financial	10,638	[4]	20.22	August 20, 2027	264,673	—		—		—
Officer	3,301	[4]	20.89	May 27, 2026	79,917	—		—		—
	3,956	[4]	20.30	May 28, 2025	98,109	—		—		—
	5,625	[4]	12.77	May 29, 2024	181,856	—		—		—
	4,000	[4]	10.46	May 30, 2023	138,560	—		—		—
	—		—	—	—	13,426	[5]	605,513	[6]	—
	—		—	—	—	9,312	[7]	419,971	[8]	—
F. Cleland	—		—	—	—	16,914	[7]	762,821	[8]	—
Nielsen
Senior Vice
President,
Strategy and
Corporate
Development
S. McCuaig	7,192	[4]	30.07	May 31, 2028	108,096	—		—		—
Corporate Vice President,	8,777	[4]	20.22	August 20, 2027	218,372	—		—		—
General Counsel	7,394	[4]	20.89	May 27, 2026	179,009	—		—		—
	8,861	[4]	20.30	May 28, 2025	219,753	—		—		—
	12,500	[4]	12.77	May 29, 2024	404,125	—		—		—
	5,000	[4]	10.46	May 30, 2023	173,200	—		—		—
	—		—	—	—	8,923	[5]	402,427	[6]	—
	—		—	—	—	11,393	[7]	513,824	[8]	—
U. Panenka	6,904	[4]	30.07	May 31, 2028	103,767	—		—		—
President,	12,766	[4]	20.22	August 20, 2027	317,618	—		—		—
Industrial Automation	—		—	—	—	10,923	[5]	492,627	[6]	—
	—		—	—	—	9,794	[7]	441,709	[8]	—

1

The 1995 Stock Option Plan and 2006 Stock Option Plan (the “Stock Option Plans”) provide that the exercise price of all stock options granted under the Stock Option Plans shall not be less than the market price. Market price refers to the volume-weighted average trading price at which the ATS Common Shares traded on the five completed trading days immediately preceding the effective date of the grant.

2	The stock options set out in the table expire on the seventh anniversary of the grant date.
3

The value of unexercised in the money stock options was calculated based on the difference between the market value of the ATS Common Shares as at March 31, 2022 and the exercise price of the stock options.

4	These traditional time-vested stock options granted under the Stock Option Plans become exercisable as to 25% on each of the first, second, third and fourth anniversaries of the date of grant.
5	These performance-based RSUs are granted under the RSU Plan vest on a specified date, conditional upon successful achievement of certain financial and share price targets.
6

The market or payout value of each unvested performance-based RSU grant at March 31, 2022 was calculated by multiplying the number of RSUs by the ATS share price at closing of markets on March 31, 2022. These numbers reflect management’s estimate that the performance criteria would be achieved at 100% of the target. As no performance criteria had measurement dates that fell on or before the end of fiscal 2022, the minimum payout value under each grant is $0. However, management believes a value based on 100% achievement of performance criteria provides more useful disclosure. See “Summary of Compensation Program” on page 39 for a description of potential performance-based vesting outcomes.

7	These time-vested RSUs are granted under the RSU Plan vest on a specified date.
8	The market or payout value of each unvested RSU grant at March 31, 2022 was calculated by multiplying the number of RSUs by the ATS share price at closing of markets on March 31, 2022.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Incentive Plan Awards – Value Vested or Earned During the Fiscal Year

The following table sets out the value of all incentive plan awards vested or earned by the Named Executive Officers during the year ended March 31, 2022.

Name	Option-Based Awards – Value Vested During the Year[1] ($)	Share-Based Awards –Value Vested During the Year[2] ($)	Non-Equity Incentive Plan Compensation – Value Earned During the Year ($)
A. Hider, Chief Executive Officer	1,616,970	4,709,987	1,725,500
R. McLeod, Chief Financial Officer	103,560	225,189	613,400
F. Cleland Nielsen, Senior Vice President,	—	—	296,000
Strategy and Corporate Development
S. McCuaig, Corporate Vice President, General Counsel	141,833	528,902	454,200
U. Panenka, President, Industrial Automation	76,065	549,484	332,300

1

The value vested during the year was calculated based on the difference between the exercise price and the market price on the vesting date. Option-based awards that vested with a market price less than the exercise price on the vesting date have been excluded from the calculation.

2

The value of the RSUs vested during the year was calculated based on the 20-day volume-weighted average trading price of the ATS Common Shares on the TSX as of the vesting date. See “Long-Term Incentive Compensation,” starting on page 43, for a description of the performance vesting criteria attached to the RSUs.

6. Termination and Change of Control Benefits

The employment agreements of the Named Executive Officers discussed below provide for certain payments and/or benefits in the event of termination of their employment in particular scenarios.

Andrew Hider

Mr. Hider’s employment contract provides that in the event of dismissal without cause, other than a dismissal within 12 months of a change of control, he is entitled to a lump sum equal to 18 months’ salary and bonus and to continued benefits during such period. In the event of termination of employment by the Corporation without cause within 12 months of a change of control, Mr. Hider is entitled to a lump sum equal to 24 months’ salary and bonus, and to continued benefits during such period. In the event of termination of employment by the Corporation without cause within 12 months of a change of control, Mr. Hider’s outstanding unvested stock options, 100% of unvested non-performance-based RSUs, and 75% of all performance- based RSUs (assuming 100% achievement against target) accelerate and become vested. The entitlements outlined in this paragraph are subject to Mr. Hider complying with provisions addressing share ownership post-termination, assignment of inventions, non-competition and non-solicitation.

The table below sets out estimated payments and benefits that would have been owing to Mr. Hider assuming the triggering events identified in the table below took place on March 31, 2022.

			Long-Term
			Incentive Awards
	Base Salary	Bonus[1]	Accelerated	Total
Triggering Event	(U.S. $)	(U.S. $)	(U.S. $)[2]	(U.S. $)
Termination without cause (other than within 12 months of a change of control)	1,275,000	1,605,100	—	2,880,100
Termination without cause within 12 months of a change of control	1,700,000	2,140,100	10,181,200	14,021,300
Resignation	—	—	—	—
Retirement	—	—	—	—

1

Mr. Hider’s contract provides that the number used for the purposes of calculating bonus entitlement is the average of the bonuses for the three most recently completed fiscal years preceding the date of termination.

2

For the purposes of calculating the value of accelerated stock options and RSUs, the closing market price of ATS Common Shares on March 31, 2022 was used, without reference to any entitlement to exercise stock options beyond that date. The amount has been converted to U.S. dollars using the fiscal year average exchange rate of U.S. $1.00 = C. $1.250.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Ryan McLeod

Mr. McLeod’s employment contract provides that in the event of dismissal without cause, other than a dismissal within 1 2 months of a change of control, he is entitled to a lump sum equal to 12 months’ salary and to continued benefits during such period. In the event of termination of employment by the Corporation without cause within 12 months of a change of control, Mr. McLeod is entitled to a lump sum equal to 18 months’ salary, and to continued benefits during such period. The entitlements outlined in this paragraph are subject to Mr. McLeod complying with provisions addressing share ownership post-termination, assignment of inventions, non-competition and non-solicitation.

The table below sets out estimated payments and benefits that would have been owing to Mr. McLeod assuming the triggering events identified in the table below took place on March 31, 2022.

Triggering Event	Base Salary ($)	Bonus ($)	Long-Term Incentive Awards Accelerated ($)	Total ($)
Termination without cause (other than within 12 months of a change of control)	460,000	–	–	460,000
Termination without cause within 12 months of a change of control	690,000	–	–	690,000
Resignation	–	–	–	–
Retirement	–	–	–	–

Fiona Cleland Nielsen

Ms. Cleland Nielsen’s employment contract provides that in the event of dismissal without cause, Ms. Cleland Nielsen is entitled to continued base salary payments for12 months and to continued benefits during such period. These entitlements are subject to Ms. Cleland Nielsen complying with provisions addressing, among others, confidentiality, return of confidential records, non-competition and non-solicitation.

The table below sets out estimated payments and benefits that would have been owing to Ms. Cleland Nielsen assuming the triggering events identified in the table below took place on March 31, 2022.

Triggering Event	Base Salary (US $)	Bonus (US $)	Options Accelerated (US $)	Total (US $)
Termination without cause	350,000	–	–	350,000
Resignation	–	–	–	–
Retirement	–	–	–	–

Stewart McCuaig

Mr. McCuaig’s employment contract provides that in the event of dismissal without cause, Mr. McCuaig is entitled to a lump sum equal to salary and bonus for a number of months equal to the lesser of (i) 12 plus the number of full years of employment, if any, in excess of six full years or (ii) 24; and to continued benefits during such period. In the event of termination without cause within eight months of a change of control, the period used for calculation of lump sum salary and bonus is 24 months. In the event of dismissal without cause within eight months of a change of control, Mr. McCuaig’s outstanding unvested stock options accelerate and become vested.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

The table below sets out estimated payments and benefits that would have been owing to Mr. McCuaig assuming the triggering events identified in the table below took place on March 31, 2022.

Triggering Event	Base Salary ($)	Bonus ($)	Long-Term Incentive Awards Accelerated ($)	Total ($)
Termination without cause (other than within 8 months of a change of control)	621,500	573,700	–	1,195,200
Termination without cause within 8 months of a change of control	678,000	625,900	416,300	1,720,200
Resignation	–	–	–	–
Retirement	–	–	–	–

Udo Panenka

Mr. Panenka’s employment contract provides that in the event of dismissal without cause, Mr. Panenka is entitled to six months’ notice to the end of a calendar month, with the employer having the right to put him on “garden leave,” subject to payment of his base salary during this period. In addition, Mr. Panenka is subject to a one-year non-compete/non-solicit clause which can be waived by the employer upon six months’ notice. During the non-compete/non-solicit period, the employer is to pay Mr. Panenka 50% of his base salary.

The table below sets out estimated payments and benefits that would have been owing to Mr. Panenka assuming the triggering events identified in the table below took place on March 31, 2022, and that, in the case of termination without cause, Mr. Panenka was put on garden leave and the employer did not waive the non-compete/non-solicit clause.

Triggering Event	Base Salary (Euro)	Bonus (Euro)	Options Accelerated (Euro)	Total (Euro)
Termination without cause	336,000	–	–	336,000
Resignation	–	–	–	–
Retirement	–	–	–	–

7. Equity Compensation Plans

The following table sets out information concerning the number and price of securities to be issued under equity compensation plans to employees and others.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (as at March 31, 2022) (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (as at March 31, 2022) (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in (a)) (as at March 31, 2022) (c)
Equity compensation plans approved by security holders[1]	890,408	$21.04	2,081,258

1	See “2006 Stock Option Plan and 1995 Stock Option Plan” on next page.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

2006 Stock Option Plan and 1995 Stock Option Plan

The Corporation has adopted the 2006 Stock Option Plan and 1995 Stock Option Plan (each, a “Plan”). Each Plan has been amended from time to time by the Board and, where required, such amendments have been submitted to, and approved by, the shareholders of the Corporation. Each Plan provides for the granting of options to purchase ATS Common Shares (“Options”) to employees, officers, directors and service providers of the Corporation or any subsidiary of the Corporation as approved by the Board. The purpose of the Plans is to attract, retain and motivate persons as officers and key employees of the Corporation and its subsidiaries, and to advance the interests of the Corporation by providing such persons with the opportunity, through Options, to acquire a proprietary interest in the Corporation. Notwithstanding the terms of the Plans, the current compensation program for directors does not include entitlement to Options and no Options have been granted to any of the current non-executive directors. The Plans are substantially the same and a summary of the Plans is set out in Schedule “B.” A copy of the Plans may be obtained from the Secretary of the Corporation.

Other Security-Based Compensation Arrangements

From time to time the Corporation may enter into security based compensation arrangements pursuant to which ATS agrees to grant stock options to certain executives as an inducement for such executives to accept ATS’ offer of employment. The stock options granted under these security based compensation arrangements are granted outside of the 1995 Stock Option Plan and 2006 Stock Option Plan under the exemption in section 613(c) of the TSX Company Manual. However, each of these stock options will generally be subject to the terms of the 2006 Stock Option Plan. Currently there are no such security-based compensation arrangements outstanding.

Stock Option Summary

The table below provides a summary of Options activity during fiscal year 2022 under the 2006 Stock Option Plan and 1995 Stock Option Plan, and under the security-based compensation arrangements (“SBC”).

		As at March 31, 2021				Fiscal 2022 Activity		As at March 31, 2022
	Plan	# of ATS Common Shares or Options	% of ATS Common Shares	# of Options Granted	# of Options Cancelled and/or Withheld	# of Options Exercised	# of ATS Common Shares or Options	% of ATS Common Shares
ATS Common Shares issued on exercise of Options[1]	1995	5,928,733	6.5%	—	—	7,665	5,936,398	6.5%
	2006	2,059,819	2.2%	—	—	182,956	2,242,775	2.4%
	SBC	1,949,043	2.1%	—	—	—	1,949,043	2.1%

	Total	9,937,595	10.8%	—	—	190,621	10,128,216	11.0%

Options granted and outstanding	1995	32,212	0.0%	—	—	(7,665)	24,547	0.0%
	2006	864,746	1.0%	195,560	(11,489)	(182,956)	865,861	1.0%
	SBC	—	0.0%	—	—	—	—	0.0%

	Total	896,958	1.0%	195,560	(11,489)	(190,621)	890,408	1.0%

Options available for future grants	1995	30,894	0.0%	—	—	—	30,894	0.0%
	2006	2,234,435	2.4%	(195,560)	11,489	—	2,050,364	2.2%
	SBC	—	0.0%	—	—	—	—	0.0%

	Total	2,265,329	2.4%	(195,560)	11,489	—	2,081,258	2.2%

Total	1995	5,991,839	6.5%	—	—	—	5,991,839	6.5%
	2006	5,159,000	5.6%	—	—	—	5,159,000	5.6%
	SBC	1,949,043	2.1%	—	—	—	1,949,043	2.1%

	Total	13,099,882	14.2%	—	—	—	13,099,882	14.2%

1

The 1995 Stock Option Plan was originally adopted by the Corporation on October 8, 1993 and the 2006 Stock Option Plan was adopted on October 27, 2006. The numbers in this table with respect to those two Plans are calculated from the original inception date of each of those plans.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

The table below summarizes the annual burn rate of the Plans for fiscal 2022, 2021 and 2020, calculated as required by the TSX Company Manual.

		2022	2021	2020
1995 Plan	Number of awards granted under Plan	—	—	7,895
	Weighted average number of issued and outstanding securities in the fiscal year	92,206,291	92,199,720	92,099,774
	Annual burn rate	0.00%	0.00%	0.01%
2006 Plan	Number of awards granted under Plan	195,560	253,491	179,194
	Weighted average number of issued and outstanding securities in the fiscal year	92,206,291	92,199,720	92,099,774
	Annual burn rate	0.21%	0.27%	0.19%
SBC	Number of awards granted under Plan	—	—	—
	Weighted average number of issued and outstanding securities in the fiscal year	92,206,291	92,199,720	92,099,774
	Annual burn rate	0.00%	0.00%	0.00%
Total	Number of awards granted under Plan	195,560	253,491	187,089
	Weighted average number of issued and outstanding securities in the fiscal year	92,206,291	92,199,720	92,099,774
	Annual burn rate	0.21%	0.27%	0.20%

Restricted Share Unit Plan

The Corporation adopted a Restricted Share Unit Plan (“RSU Plan”) in 2013. The RSU Plan contemplates the issuance of RSUs by the Board to employees of the Corporation and its affiliates. RSUs offer an additional alternative as part of the overall mix for long-term incentives. An RSU is a bookkeeping entry, equivalent to the value of an ATS Common Share, credited to an account to be maintained for the employee and currently paid in cash to the employee on the vesting date provided for in the grant agreement. In order to foster further alignment, the Human Resources Committee has determined that RSUs and PSUs may settle in ATS Common Shares, where deemed advisable by the Committee, or cash payments, starting with fiscal 2023 awards. The RSU Plan permits performance vesting criteria to be attached to individual grants. Such performance vesting criteria could address internal metrics such as EBIT or earnings per share and/or external metrics, such as share price or performance as against an index. During fiscal 2022, 301,569 RSUs were granted.

Some of the RSUs granted to senior executives will only vest if certain performance criteria are met. Vesting of 50% of each performance-related grant has been subject to meeting a share price target and the remaining 50% has been subject to meeting an earnings per share target. Prior to 2020, with respect to each of the two performance targets, and similar to the Corporation’s short-term incentive plan structure in effect at that time, the grant design contemplated between 0% and 150% of the number of RSUs vesting, with 0% vesting at below 75% achievement against a target, 50% vesting at 75% achievement against a target, 150% vesting at 125% achievement against a target, and a pro-rated percent vesting between those two limits. For the August 20, 2020 and May 31, 2021 performance-related grants, the grants contemplates between 0% and 200% of the number of RSUs vesting, with 0% vesting at below 60% or 75% achievement against a target, 50% vesting at 60% or 75% achievement against a target, 200% vesting at 140% or 125% achievement against a target, respectively, and a pro-rated percent vesting between those two limits.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Share Purchase Plan

As an incentive to full-time employees of the Corporation (and, at the discretion of the Board, to full-time employees of subsidiaries to the Corporation) who have completed at least three consecutive months of employment, the Corporation established a share purchase plan in August 2001. The 2001 plan was replaced by a 2014 Employee Share Purchase Plan (the “Share Purchase Plan”), and all ATS Common Shares administered under the former plan are now being administered under the Share Purchase Plan. Employees who choose to participate in the Share Purchase Plan (“Members”) have accounts maintained on their behalf by an administrative agent (the “Administrative Agent”). Purchases of ATS Common Shares under the Share Purchase Plan are made by the Administrative Agent on behalf of Members.

Pursuant to the Share Purchase Plan, Members may set aside funds, through payroll deductions, up to a maximum of the lesser of 10% of their base salary or $10,000 in any one calendar year. Subject to the Member not making withdrawals from the Share Purchase Plan during the calendar year immediately prior to the Corporation’s contribution date, where the withdrawal was in respect of ATS Common Shares acquired in the same calendar year (with withdrawals being treated on a “first-in, first-out” basis), the Corporation will make contributions equal to 20% of such Member’s contribution where such Member contributes 5% or less of his or her salary to the Share Purchase Plan. A Member who contributes more than 5% of his or her salary shall receive a contribution from the Corporation equal to 20% of the first 5% of such Member’s aggregate contributions in the applicable calendar year.

A person shall cease to be a Member in the Share Purchase Plan when such person ceases to be a full-time employee of the Corporation (or, as applicable, one of its subsidiaries) as a result of retirement, voluntary or involuntary termination, resignation, layoff, discharge, death or for any other reason. Upon the occurrence of any such event, a Member’s rights under the Share Purchase Plan shall immediately terminate and the Corporation shall promptly refund, without interest, the entire balance of such Member’s account maintained by the Administrative Agent on behalf of such Member. A person may also cease to be a Member under the Share Purchase Plan by filing a notice with the Corporation, voluntarily terminating such Member’s membership, in which case such person shall cease to be a Member on the 10th day following the Corporation’s receipt of such notice.

Subject to any necessary regulatory approval, the Board may at any time make amendments to the Share Purchase Plan in whole or in part. No such amendment may materially and adversely affect any previous purchase of ATS Common Shares under the Share Purchase Plan by the Administrative Agent on behalf of a Member. A Member’s interest under the Share Purchase Plan in cash or ATS Common Shares held by the Administrative Agent for the Member’s account is not assignable or transferable in whole or in part.

The Administrative Agent, on behalf of the Members, acquires ATS Common Shares for the Share Purchase Plan on a monthly basis in the open market. The Share Purchase Plan does not provide for the issuance of ATS Common Shares from treasury. As of June 10th, 2022, there were 398,531 ATS Common Shares under the administration of the Administrative Agent.

VII. Other Important Information

Interests of Informed Persons in Material Transactions

To the knowledge of the Corporation, other than as disclosed below and elsewhere in this Circular, as at June 10th, 2022, no informed person of ATS, or any associate or affiliate of any informed person, has had any interest in any transaction since the commencement of ATS’ last financial year or in any proposed transaction that has materially affected or could materially affect ATS or any of its subsidiaries.

ATS management had determined that over a number of years, the expertise and resources of Mason had offered significant value to ATS, particularly in connection with the identification and assessment of strategic opportunities. Although ATS had frequently called upon Mason for support, this had generally been without any compensation to Mason. Both ATS and Mason determined that it would be appropriate to record an agreement for this purpose and provide for a reasonable fee. ATS, therefore, as of April 1, 2014, entered into a letter agreement with Mason Capital Management LLC pursuant to which, based on its expertise, Mason agreed to provide ATS with ongoing strategic and capital markets advisory services for an annual fee of U.S. $500,000. ATS is not restricted from procuring advisory services from any other third party. Any services beyond the scope of services contemplated by the letter agreement would require a separate agreement and fee arrangement. As an important element of this letter agreement, Mason agreed to cause member(s) of the Board who are associated with Mason to waive, and such director(s) have waived, any fees to which they may have otherwise been entitled for serving as members of the Board or as members of any committee of the Board. The letter agreement may be terminated by either Mason or ATS on 30 days’ notice.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

The terms of the letter agreement referenced above, and the business reasons for that agreement, are reviewed from time to time by the Board, with the exception of any Board member(s) affiliated with Mason, under the leadership of the CG&N Committee.

For the purposes of this Circular, an “informed person” means a director or officer of ATS; a director or officer of a person or company that is itself an “informed person” or subsidiary of ATS; any person or company who beneficially owns or controls or directs, directly or indirectly, voting securities of ATS or who exercises control or direction over voting securities of ATS, or a combination of both, carrying more than 10% of the voting rights attached to all outstanding voting securities of ATS.

Interest of Certain Persons or Companies in Matters to Be Acted Upon

No person who has been a director or executive officer of the Corporation, at any time since the beginning of the last financial year, any proposed nominee for election as director of the Corporation, or any associate or affiliate of any of the foregoing persons, has any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon at the Meeting, other than the election of directors.

Additional Information

Additional information relating to the Corporation is available on SEDAR at www.sedar.com. Financial information about the Corporation is provided in the Corporation’s audited consolidated financial statements as at and for the year ended March 31, 2022 and the corresponding management’s discussion and analysis. Shareholders of the Corporation may request copies of such financial statements and management’s discussion and analysis by contacting the Secretary of the Corporation at ATS Automation Tooling Systems Inc., 730 Fountain Street North, Cambridge, Ontario N3H 4R7.

Shareholder Engagement

During fiscal 2022, senior management attended and presented at ten institutional investor conferences which provided the opportunity for management to engage with existing and potential investors. On a quarterly basis, management holds several meetings with existing shareholders who desire engagement with the Corporation. These meetings are often held in person, with management travelling as required.

The Board supports a transparent process for shareholders to contact the Board directly. Shareholders may initiate communications with and provide feedback directly to the Board, care of the Corporate Secretary, either by email at ATSboard@atsautomation.com or by mail in an envelope marked “confidential” addressed to the address below:

Board of Directors

ATS Automation Tooling Systems Inc.

730 Fountain Street North, Building #3

Cambridge, Ontario N3H 4R7 Canada

You can find the full content of ATS’ Shareholder Engagement Policy on the ATS website at atsautomation.com.

Directors’ Approval

The contents and sending of this Circular have been approved by the directors of ATS.

Dated as of June 10th, 2022

STEWART McCUAIG
Vice President, General Counsel and Secretary

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Schedule “A” –

Mandate for the Board of Directors, ATS Automation Tooling Systems Inc. (the “Company”)

A.	Purpose

1.

The Board of Directors (the “Board”) is responsible for providing independent oversight of the management of the business and affairs of the Company. The Board shall, directly and through its committees and the Chairman of the Board, provide direction to senior management, generally through the Chief Executive Officer, to pursue the best interests of the Company.

B.	Membership, Organization and Meetings

1.

GENERAL – The composition and organization of the Board, including: the number and qualifications of directors; residency requirements; quorum requirements; meeting procedures and notices of meetings, shall be in compliance with the Business Corporations Act (Ontario) and the by-laws of the Company. The Board shall consider the appropriate size of the Board, with a view to the facilitation of effective decision making. The frequency and location of meetings shall be determined from time to time by the Board.

Directors will not be subject to mandatory retirement at a prescribed age; however, the CG&N Committee shall consider the overall performance, qualifications and competencies of individual directors and the Board in determining nominations put forward annually. This will provide the CG&N Committee with the flexibility to consider all attributes of an individual director, and those of the Board as a whole, when formulating the Board that will best serve the Company.

2.	COMPENSATION – The Human Resources Committee shall determine the compensation of non-employee directors at least annually, as set out in the Human Resources Committee Mandate.

3.

INDEPENDENCE – The independence of directors shall be determined based on the binding requirements of any stock exchanges on which the Company’s securities are listed and all other applicable laws (collectively, the “Applicable Requirements”). At least annually, the Board shall affirmatively determine the independence of each director in accordance with this standard. A majority of directors, including the Chairman of the Board, shall be independent directors.

4.

ACCESS TO MANAGEMENT AND OUTSIDE ADVISORS – The Board shall have unrestricted access to the Company’s management and employees. The Board shall have the authority to retain external legal counsel, consultants or other advisors to assist it in fulfilling its responsibilities and to set and pay the respective compensation of these advisors without consulting or obtaining the approval of any Company officer. The Company shall provide appropriate funding, as determined by the Board, for the services of these advisors.

5.

CORPORATE SECRETARY AND MINUTES – The Corporate Secretary, his or her designate or any other person the Board requests shall act as secretary of Board meetings. Minutes of Board meetings shall be recorded and maintained by the Corporate Secretary and subsequently presented to the Board for approval.

6.

MEETINGS WITHOUT MANAGEMENT – The independent directors of the Board shall, at least twice per year, hold unscheduled or regularly scheduled meetings, or portions of regularly scheduled meetings, at which management is not present.

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C.	Functions and Responsibilities

The Board shall have the functions and responsibilities set out below. In addition to these functions and responsibilities, the Board shall perform such other duties as may be required by the Applicable Requirements from time to time.

Strategic Planning

a.

Strategic Plans – At least annually, the Board shall review and, if advisable, approve the Company’s strategic plan prepared by the Chief Executive Officer and senior management which takes into account, among other things, the opportunities and risks of the business.

b.	Business Plans – The Board shall review and, if advisable, approve the Company’s annual business plan.

c.

Monitoring – At least annually, the Board shall review management’s implementation and the effectiveness of the Company’s strategic and business plans. The Board shall review and, if advisable, approve any material amendments to, or variances from, these plans.

Risk Management

a.

General – The Board shall oversee (i) policies and processes to identify and manage the principal risks of the Company’s business, and (ii) the implementation by management of a comprehensive compliance management program that addresses compliance with applicable regulatory and legal requirements. At least annually, the Board shall review reports provided by management of material risks associated with the Company’s businesses and operations, review the implementation by management of systems and controls to manage these risks, and review reports by management relating to the operation of and any material deficiencies in these systems and controls.

b.

Verification of Controls – The Board shall, with the assistance of the Audit and Finance Committee, verify that internal, financial, non-financial and business control and information systems have been established by management and that the Company is applying appropriate standards of corporate conduct for these controls. At least annually, the Board shall review and approve the Company’s significant enterprise-wide policies and practices, including those respecting liquidity, funding and capital management, and obtain assurance from management that they are being complied with.

Approvals

The Board shall consider for approval such matters requiring Board approval under applicable law, matters deemed appropriate by the Chief Executive Officer, or as requested by the Board, and shall, without limitation, approve the following: (i) strategic plan; (ii) annual business plan; (iii) annual financial statements, MD&A and earnings release; (iv) capital expenditures requiring Board approval under applicable Company capital expenditure policies; (v) material acquisitions and divestitures; (vi) equity financings; (vii) dividends; (viii) share repurchase programs; (ix) appointment of officers; (x) proxy circulars; (xi) Annual Information Forms; (xii) stock option grants; (xiii) DSU grants; and (xiv) any material amendments to the Disclosure Policy, Insider Trading Policy, Social Media Policy, Code of Business Conduct, Stock Option Plans and DSU Plan.

Human Resource Management

a.	General – At least annually, the Board shall, with the assistance of the Human Resources Committee, review the Company’s approach to human resource management and executive compensation.

b.

CEO Hiring and CEO and Senior Executive Annual Compensation Adjustments – The Board shall, with the assistance of the Human Resources Committee: (i) approve the hiring and material terms of employment of the Chief Executive Officer; and (ii) approve any bonus plans, salary adjustments, stock options or other compensation proposed in relation to the Chief Executive Officer and Senior Executives. For the purposes of this Mandate, “Senior Executives” are defined as those executives reporting to the Chief Executive Officer and whose base salary exceeds C. $150,000.

c.

Succession Review – At least annually, the Board shall, with the assistance of the Human Resources Committee, review and, if advisable, approve the succession planning processes of the Company, including the selection, appointment and development of the Chairman of the Board, the Board members, the CEO and other senior executive officers, including the heads of the Company’s oversight functions, and the termination of the CEO, if required.

d.

Integrity of Senior Management – The Board shall promote a culture of integrity at the Company and, to the extent feasible, satisfy itself as to the integrity of the Chief Executive Officer and other senior management, and that the Chief Executive Officer and other senior management create a culture of integrity throughout the organization.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Corporate Governance

a.	General – At least annually, the Board shall, with the assistance of the CG&N Committee, review the state of the Company’s corporate governance activities.

b.

Director Independence – At least annually, the Board shall, with the assistance of the CG&N Committee, evaluate the director independence standards established by the Board and establish appropriate structures and procedures to allow the Board to function independently of management, including undertaking regular evaluations of the Board, its committees and individual directors, and reviewing the composition of the Board, with a view to the effectiveness and independence of the Board and its members.

c.

Ethics and Reporting – The Board will promote the cultivation and demonstration of an honest and ethical corporate culture. At least annually, the Board shall, with the assistance of the Audit and Finance Committee, review reports provided by management relating to compliance with, or material deficiencies of, the Company’s Code of Business Conduct. Any waivers from the Code of Conduct that are granted for the benefit of a director or executive officer shall only be granted by the Board with the assistance of the CG&N Committee.

d.

Insider Trading Policy – At least annually, the Board shall, with the assistance of the CG&N Committee, review the Company’s insider trading policies and procedures. The Board shall, if advisable, approve material changes to the Company’s insider trading policies and procedures.

e.

Code of Business Conduct – At least annually, the Board shall, with the assistance of the CG&N Committee, review the Company’s Code of Business Conduct. The Board shall, if advisable, approve material changes to the Company’s Code of Business Conduct.

Financial Information

a.

General – At least annually, the Board shall, with the assistance of the Audit and Finance Committee, review the Company’s internal controls relating to financial information and reports provided by management on material deficiencies in, or material changes to, these controls.

b.

Integrity of Financial Information – The Board shall, with the assistance of the Audit and Finance Committee, review the integrity of the Company’s financial information and systems, the effectiveness of internal controls, and management’s assertions on internal control and disclosure control procedures.

Disclosure

a.

The Board shall (i) oversee the Company’s communication and disclosure practices, including with respect to receiving feedback from stakeholders, and (ii) approve the Company’s Disclosure Policy, which governs the release of information about the Company and requires timely, accurate and fair disclosure of such information in compliance with all legal and regulatory requirements.

b.

At least annually, the Board shall review management’s compliance with the Company’s disclosure policies and procedures, including the Company’s Disclosure Policy and the Company’s Social Media Policy. The Board shall, if advisable, approve material changes to the Company’s disclosure policies and procedures.

c.	The CEO or the Chairman of the Board or any other director, when authorized by the CEO or the Chairman of the Board, may communicate with the shareholders or stakeholders on behalf of the Company.

Committees of the Board

a.

Board Committees – The Board has established the following committees of the Board: the Human Resources Committee, the CG&N Committee, the Audit and Finance Committee, and the Strategic Opportunities Committee. Subject to applicable law, the Board may establish other Board committees or merge or dispose of any Board committee.

b.

Committee Mandates – The Board has approved mandates for each Board committee and shall approve mandates for each new Board committee. At least annually, each mandate shall be reviewed and, based on recommendations from the applicable committee, amended as deemed advisable.

c.	Delegation to Committees – The Board has delegated for approval or review the matters set out in each Board committee’s mandate to that committee.

d.	Consideration of Committee Recommendations – As required, the Board shall consider for approval the specific matters delegated for review to Board committees.

e.

Board/Committee Communication – To facilitate communication between the Board and each Board committee, each committee chair shall provide a report to the Board on material matters considered by the committee at the first Board meeting after each meeting of the committee.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Additional Expectations of Board Members

a.	Board members are expected to maintain the highest personal and professional values, integrity and ethics. This shall include compliance with the Company’s Code of Business Conduct.

b.	Board members are expected to bring a probing and objective perspective to the Board and be prepared to challenge management.

c.

Board members are expected to attend all Board and committee meetings (as applicable) and devote the necessary time and attention to Board matters. This shall include the advance review of materials to be adequately prepared for Board meetings and keeping informed about the Company’s business and relevant developments outside the Company that affect its business. Telephone or video conferencing may be used to facilitate a director’s attendance at meetings. When attendance is not possible, a Board member is expected to become familiar with the matters covered at the meeting.

d.

Directors must have adequate time available to serve on the Board and should be willing to commit to an active term of five years, although there is no specific time frame designated for Board membership. It is expected that approximately 60 hours per year of directors’ time will be required to prepare for and attend formal meetings, excluding travel or special meetings.

e.	It is expected that Board members will not hold board seats on more than four other publicly traded companies or trusts and that they will not act as directors of competitive companies.

f.

Directors shall promptly advise the Chairman of the Board of any changes in factors that could affect the independence or effectiveness of the individual director and consult with, and obtain the approval of the Chairman of the Board, prior to considering an appointment as a director of any other public company or major non-profit entity.

D.	Director Orientation

1.	Each director shall participate in the Company’s initial and any ongoing orientation program.

2.

Orientation and training is the responsibility of the CG&N Committee in conjunction with the Chairman. Upon the election of a new director to the Board, such director will be notified and given an orientation package including material that will assist with the director’s familiarization with the Company.

3.	The orientation of a new director will include the following:

a.	organized and systematic visits to Company facilities;

b.	meetings scheduled with operating management;

c.	familiarization with the Company’s products, services and customers;

d.	Company history and other relevant data;

e.	information concerning the Company’s mission, goals, strategy, philosophy and major policies;

f.	recent analysts’ reports;

g.	the Company’s Board Governance Manual;

h.	information pertaining to personal liabilities and insurance coverage;

i.	rules for purchasing and selling Company shares;

j.	rules regarding insider information;

k.	minutes of previous Board and Committee meetings; and

l.	remuneration and performance guidelines.

E.	Director Evaluation

1.	At least annually, the Board shall evaluate and review the performance of the Board, each of its committees, each of the directors and the adequacy of this mandate.

F.	Currency of the Board Mandate

This mandate was last revised and approved by the Board on May 20, 2020.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Schedule “B” –

Summary of 2006 Stock Option Plan and 1995 Stock Option Plan

Plan Information Item	Description
Maximum ATS Common Shares Issuable

2006 Stock Option Plan: 5,159,000 (representing 5.6% of the currently issued and outstanding ATS Common Shares)

1995 Stock Option Plan: 5,991,839 (representing 6.5% of the currently issued and outstanding ATS Common Shares)

Total: 11,150,839 (representing 12.1% of the currently issued and outstanding ATS Common Shares)

Outstanding Awards[2]

2006 Stock Option Plan: 865,861 (representing 1.0% of the currently issued and outstanding ATS Common Shares)

1995 Stock Option Plan: 24,547 (representing 0.0% of the currently issued and outstanding ATS Common Shares)

Total: 890,408 (representing 1.0% of the currently issued and outstanding ATS Common Shares)

Eligible Participants	Designated eligible participants under each Plan (collectively, “Optionees”) including directors, officers, employees and Service Providers (as defined in the Plan).

Vesting	The time or times when Options may be exercised will be determined by the Board.

Amendment of Stock Option Plan	Amendments may be made by the Corporation at any time, provided that such amendment cannot materially and adversely affect any Option previously granted to an Optionee without the consent of such Optionee (except to the extent required by law). The following types of amendments require shareholder approval:

• amendment to the maximum number of ATS Common Shares allowed to be granted under the Plan;

• amendments that would reduce the Option exercise price below the minimum price provided for in the Plan;

• amendments that would increase limits on the total number of ATS Common Shares issuable to any one individual or any one insider[3] and the insider’s associates;

• amendments that would increase limits on the total number of ATS Common Shares issuable to insiders within a one-year period;

• amendments to increase the maximum term of an Option;

• amendments to extend the term of an outstanding Option beyond the Expiry Date (as such term is defined in the Plans);

• amendments that would reduce the exercise price of an outstanding Option (other than pursuant to anti-dilution provisions);

• amendments that would permit assignments to persons not currently permitted under the Plans;

• amendment to the definition of “Eligible Person” in the Plans; and

• amendments to the amendment provisions in the Plans.

[2]	See table under heading “Equity Compensation Plans – Stock Option Summary” on page 51 of the Circular for a summary of the total number of securities issued and securities issuable under each Plan.
[3]	An “insider” means a “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Plan Information Item	Description

Exercise Price	Determined by the Board and may not be less than the volume weighted average trading price at which the ATS Common Shares traded on the Toronto Stock Exchange (the “TSX”) (or the stock exchange on which the majority of the trading volume and value of the ATS Common Shares occurs) on the five completed trading days immediately preceding the effective date of the grant, calculated by dividing the total value by the total volume of securities traded for such five-day period (the “Market Price”).

Term	As determined by the Board at the time of Option grant, subject to a maximum term of 10 years.[1]

Maximum Options Issuable to Optionee	The maximum number of Options that may be granted to any one Optionee is limited to 5% of the total number of ATS Common Shares outstanding at the time of grant.

In addition, no Options may be granted if such grant results in:

(i) the number of ATS Common Shares issuable to insiders on the exercise of Options at any time or issued within the one-year period preceding the time of grant exceeds 10% of the number of issued and outstanding ATS Common Shares;

(ii)  the number of ATS Common Shares issuable to non-executive directors on the exercise of Options at any time or issued exceeding (A) 0.5% of the number of issued and outstanding ATS Common Shares, or (B) an award value of $100,000 per non-executive director per calendar year; or

(iii)  the number of ATS Common Shares issuable to an insider and such insider’s associates within the one-year period preceding the time of grant exceeds 5% of the number of issued and outstanding ATS Common Shares.

Assignability	Options are non-assignable.

Termination of Optionee	Subject to any express resolution passed by the Board, Options expire and terminate 30 days after the Optionee ceases to be a director, officer or employee of the Corporation or of any subsidiary.

Retirement of Optionee	If provided in the Option grant, Options may be exercised within the earlier of (i) five years from the date of retirement or termination equating to retirement; and (ii) the original expiry date of the Option.

Death of Optionee	Options may be exercised by the personal representatives, heirs or legatees of the Optionee at any time within the earlier of (i) one year from the date of the grant of probate of the will or letters of administration of the estate of the decedent or within one year after the date of such death, whichever is the lesser time; and (ii) the original expiry date of the Option.

Corporate Changes	If at any time the Corporation proposes to amalgamate, merge or consolidate with any other corporation (other than a wholly owned subsidiary of the Corporation) or to liquidate, dissolve, or wind up, or in the event of an offer to purchase or repurchase all or any portion of the ATS Common Shares, the Corporation will have the right, upon written notice to each Optionee holding Options under the Plans, to permit the exercise of all such Options within 20 days following the date of such notice, and to determine that upon the expiration of such 20-day period such Options shall terminate.

Sale of All or Substantially All of the Corporation’s Assets	Options that are exercisable at the time of such sale may be exercised at any time up to and including, but not after, the earlier of: (i) the close of business on that date, which is 30 days following the date of completion of the sale; and (ii) the close of business on the expiration date of such Option.

Options to Stock Appreciation Rights (“SARs”)	At or after the time of Option grant, Options may have connected SARs equal to the ATS Common Shares covered by the unexercised Options. An Optionee may surrender the unexercised Options and receive cash in an amount equal to the excess of the market price over the exercise price of the related Option. Such Options immediately terminate upon exercise of the connected SAR. Unexercised SARs shall terminate when the related Option is exercised or the Option terminates.

Termination of Stock Option Plan	The Board may at any time by resolution terminate each Plan. Options may be exercised within 20 days following the date of written notice from the Corporation to the holders of Options of the termination of the Plan.

[1]

If the expiry date occurs during or within 10 days of a period in which the trading of shares is restricted under the Corporation’s insider trading policy, such date is extended to the 10th business day following the date of expiry of such restricted period.

ATS AUTOMATION /// MANAGEMENT INFORMATION CIRCULAR 2022

Glossary of Defined Terms

Term	Definition or Page Reference for Definition

2022 Comparator Group	See Page 35

Administrative Agent	See Page 52

Annual Information Form	Corporation’s annual information form dated May 18, 2022

Applicable Requirements	The binding requirements of any stock exchanges on which the Company’s securities are listed and all other applicable laws

ATS	ATS Automation Tooling Systems Inc.

ATS Common Shares	Common Shares of ATS Automation Tooling Systems Inc.

ATS DSU Plan	ATS deferred stock unit plan for non-executive directors

Board	Board of Directors of ATS

Board Mandate	Mandate adopted by the Board

BPF	Business Performance Factor

CEO	Chief Executive Officer

CFO	Chief Financial Officer

CG&N	Corporate Governance and Nominating

Circular	Management Information Circular

Claw-back Policy	See Page 38

Code	Code of Business Conduct

Company	ATS Automation Tooling Systems Inc.

Computershare	See Page 2

Corporation	ATS Automation Tooling Systems Inc.

Director Ownership Guidelines	See Page 14

DSUs	ATS deferred share units

ELT	Executive Leadership Team

ESG	Environmental, Social and Governance

Financial Statements	See Page 2

GICS	S&P Global Industry Classification Standards

Insider	A “reporting insider” as defined in National Instrument 55-104 – Insider Reporting Requirements and Exemptions

IPF	Individual Performance Factor

Market Price	See Page 60

Mason	Mason Capital Management LLC

Meeting	ATS Annual and Special Meeting of Shareholders to be held at 10:00 a.m. (Toronto time) on August 11, 2022

Meeting Materials	See Page 2

Members	See Page 52

Mercer	Mercer (Canada) Limited

MIB	Management Incentive Bonus

Named Executive Officers	CEO, CFO and Corporation’s other three most highly compensated executive officers for fiscal 2022

NEOs	Named Executive Officers

Non-Registered Holder	A person whose shares are registered in the name of an Intermediary

Notice of Meeting	Notice of meeting accompanying the Circular

Notice Package	See Page 11

OBCA	Business Corporations Act (Ontario)

Optionees	Designated eligible participants under each Plan

Options	Options to purchase ATS Common Shares

Plan	Each of the 1995 Stock Option Plan and 2006 Stock Option Plan

Policy	Board Policy on Majority Voting for Director Nominees

PSU	Performance Share Units

PWN	Professional Women’s Network

Record Date	June 16, 2022

RSU Plan	Restricted Share Unit Plan

RSUs	ATS restricted share units

S&P/TSX Index	S&P/TSX Composite Index

SARs	Share Appreciation Rights

SASB	Sustainability Accounting Standards Board

SBC	Security-based compensation

SDG	United Nations Sustainable Development Goals

SEDAR	See Page 2

Senior Executives	See Page 56

Share Purchase Plan	2014 Employee Share Purchase Plan

Stock Option Plans	The 1995 Stock Option Plan and 2006 Stock Option Plan

TSR	Total Shareholder Return

TSX	Toronto Stock Exchange

ATS Automation

ATS Automation Tooling Systems Inc.

730 Fountain Street North

Cambridge, Ontario

Canada N3H 4R7

ATSAutomation.com